EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

STERLING INFOSYSTEMS, INC.

INTERSECTIONS INC.,

SCREENING INTERNATIONAL HOLDINGS, LLC

and

SCREENING INTERNATIONAL, LLC

____________

Dated as of July 19, 2010

TABLE OF CONTENTS
Page

ARTICLE I Purchase and Sale of Membership Interests; Closing		1
1.01.	Purchase and Sale of the Interests	1
1.02.	Closing Date	1
1.03.	Calculation of Purchase Price	1
1.04.	Delivery of Closing Certificate; Payments at Closing	3
1.05.	Adjustments of the Base Purchase Price at Closing	4
1.06.	Adjustments to the Purchase Price After the Closing	4
1.07.	Application of Sale Proceeds	7
ARTICLE II Representations and Warranties Relating to the Seller and Holdings		7
2.01.	Organization, Standing and Power	7
2.02.	Authority; Execution and Delivery; Enforceability	7
2.03.	No Conflicts; Consents	7
2.04.	The Interests	8
2.05.	Broker's Fees	8
ARTICLE III Representations and Warranties Relating to the Company		8
3.01.	Organization and Standing; Books and Records	9
3.02.	Membership Interests of the Company and its Subsidiaries	9
3.03.	Subsidiaries	10
3.04.	Authority; Execution and Delivery; Enforceability	10
3.05.	No Conflicts; Consents	11
3.06.	Financial Statements	11
3.07.	No Undisclosed Liabilities	11
3.08.	Assets Other than Real Property Interests or Intellectual Property	12
3.09.	Owned and Leased Real Properties; Title to Properties	12
3.10.	Intellectual Property	13
3.11.	Contracts	15
3.12.	Permits	18
3.13.	Insurance	18
3.14.	Taxes	18
3.15.	Proceedings	21
3.16.	Employee Benefit Plans	22
3.17.	Labor and Employment Matters	24
3.18.	Absence of Changes or Events	25
3.19.	Compliance with Laws	26
3.20.	Environmental Matters	27
3.21.	Accounts Receivable and Payable	28
3.22.	Related Party Transactions	29
3.23.	Sufficiency of Assets	29
3.24.	Financial Advisors	29
3.25.	Bank Accounts	29
3.26.	Customer Contracts and Customer Relationships	30
ARTICLE IV Representations and Warranties of Purchaser		30
4.01.	Organization, Standing and Power	30
4.02.	Authority; Execution and Delivery; and Enforceability	30
4.03.	No Conflicts; Consents	31
4.04.	Litigation	31
4.05.	No Insolvency	31
4.06.	Broker's Fees	31
ARTICLE V Covenants		31
5.01.	Conduct of Business Pending Closing	31
5.02.	Prohibited Actions Pending Closing	32
5.03.	No Solicitation	34
5.04.	Notification of Certain Matters	35
5.05.	Access to Information	35
5.06.	Closing Efforts; Governmental and Third-Party Notices and Consent	35
5.07.	Tax Matters	35
5.08.	Publicity	37
5.09.	Confidentiality	37
5.10.	Records	37
5.11.	Resignations	38
5.12.	Intercompany Accounts and Agreements	38
5.13.	Further Assurances	38
5.14.	Insurance Matters	38
5.15.	Solicitation or Hiring of Employees; Non-competition	39
5.16.	Employees and Employee Benefits	40
ARTICLE VI Conditions to Closing		40
6.01.	Conditions Precedent to Each Party's Obligation to Effect the Sale	40
6.02.	Conditions Precedent to Obligations of Purchaser	40
6.03.	Conditions Precedent to the Seller's Obligations	42
6.04.	Frustration of Closing Conditions	42
ARTICLE VII Termination		42
7.01.	Termination	42
7.02.	Effect of Termination	43
ARTICLE VIII Indemnification		43
8.01.	Survival of Representations and Warranties	43
8.02.	Indemnification by the Seller	44
8.03.	Indemnification by Purchaser	45
8.04.	Indemnification Procedures	45
8.05.	Limitations on Indemnification	49
8.06.	Escrow	50
ARTICLE IX General Provisions		50
9.01.	Fees and Expenses	50
9.02.	Binding Effect; Assignment	50
9.03.	No Third-Party Beneficiaries	51
9.04.	Notices	51
9.05.	Interpretation; Exhibits and Schedules; Certain Definitions	51
9.06.	Entire Agreement; Amendments and Waivers	54
9.07.	Severability	54
9.08.	Jurisdiction; Waiver of Jury Trial	55
9.09.	Specific Performance	55
9.10.	Governing Law	55
9.11.	Counterparts	55

Exhibits

Exhibit A	Form of FIRPTA Certificate
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of the Seller Release
Exhibit D	Working Capital and Cash
Exhibit E	Transition Services Agreement

INDEX OF DEFINED TERMS

Acquisition Proposal	52
Additional Payments	3
Affiliate	53
Affiliated Group	19
Agreement	1
Ancillary Agreements	53
Balance Sheet	12
Balance Sheet Date	11
Base Purchase Price	1
Benefit Plans	22
Business Day	53
Cash	2
Change of Control Transaction	35
Charter Documents	9
Closing	1
Closing Certificate	3
Closing Date	1
Closing Date Statement	5
COBRA	23
Code	19
Company	1
Company Confidential Information	53
Company Contracts	18
Company Disclosure Schedule	9
Company Indebtedness	2
Company Intellectual Property Rights	13
Company Leased Property	12
Company Leases	12
Company Material Adverse Effect	53
Company Product	13
Company Terminated Employees	26
Company Transaction Expenses	2
Competing Business	40
Confidentiality Agreement	38
Consent	11
Contract	54
Copyrights	13
Covered Individuals	22
Credit Agreement	7
Current Assets	2
Current Liabilities	2
D&O Indemnified Parties	39
Deal Proceeds Cap	45
Determination Date	6
DOL	23
E&O Policy	19
Employee Release	26
Environment	27
Environmental Law	27
Environmental Liabilities	27
Environmental Permit	28
ERISA	22
ERISA Affiliate	23
Escrow Agent	4
Escrow Agreement	42
Estimated Closing Cash	3
Estimated Closing Working Capital	3
Estimated Company Indebtedness	3
Estimated Company Transaction Expenses	3
Excluded Representations and Warranties	44
Final Cash	6
Final Company Indebtedness	6
Final Company Transaction Expenses	6
Final Statement	6
Final Working Capital	6
Financial Statements	11
GAAP	11
Governmental Entity	54
Holdings	1
Indebtedness	2
Indemnification Threshold	50
Indemnified Parties	46
Indemnity Escrow Amount	4
Independent Accounting Firm	5
Intellectual Property Rights	13
Interests	1
IRS	22
Judgment	8
Knowledge	54
Law	8
Liability	54
Licensed Company Intellectual Property Rights	14
Liens	12
Losses	45
Major Items	45
Notice of Disagreement	5
Ordinary Course of Business	54
Owned Real Estate	12
Patents	13
Permits	18
Permitted Liens	12
Permitted Transaction	40
Person	54
Personal Information	54
PI Permits	18
Post-Closing Tax Period	54
Pre-Closing Tax Period	19
Privacy Laws	27
Proceeding	18
Purchase Price	2
Purchaser	1
Purchaser Indemnified Parties	44
Records	38
Registered Company Intellectual Property Rights	14
Registered Intellectual Property Rights	14
Regulated Substance	28
Related Persons	17
Representatives	34
Restricted Persons	40
Rules	46
Sale	1
Seller	1
Seller Indemnified Parties	46
Seller Release	42
Severance Amount	24
Software	14
Straddle Period	19
Subsidiary	40, 55
Survival Period	44
Tax	19
Tax Controversy	48
Tax Proceeding	48
Tax Return	19
Taxes	19
Taxing Authority	19
Third Party Claim	47
Trade Secrets	13
Trademarks	13
Transition Services Agreement	41
Unaudited Financial Statements	11
Unresolved Claims	51
URLs	13
WARN Act	26
WC Target	4
Working Capital	3

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 19, 2010 (this "Agreement"), is entered into between Sterling Infosystems, Inc., a Delaware corporation ("Purchaser"), Screening International, LLC, a Delaware limited liability company (the "Company"), Screening International Holdings, LLC, a Delaware limited liability company ("Holdings") and Intersections Inc., a Delaware corporation (the "Seller").

WHEREAS, Holdings is a wholly owned subsidiary of the Seller and is the record and beneficial owner of all of the outstanding membership interests of the Company (the "Interests"); and

WHEREAS, the Seller and Holdings desire to sell to Purchaser, and Purchaser desires to purchase from the Seller and Holdings, the Interests upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
Purchase and Sale of Membership Interests; Closing

1.01.           Purchase and Sale of the Interests.  On the terms and subject to the conditions of this Agreement, at the Closing, Holdings shall (and the Seller shall cause Holdings to) sell, transfer and deliver the Interests to Purchaser, free and clear of all Liens, and Purchaser shall purchase such Interests from Holdings for an aggregate amount equal to the Purchase Price pursuant to Section 1.04(b) (the "Sale").  The Purchase Price, as adjusted pursuant to Section 1.05, shall be paid at the Closing as provided in Section 1.04(b), and shall be adjusted following the Closing as provided in Section 1.06.

1.02.           Closing Date.  The closing of the Sale (the "Closing") shall take place at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York as soon as practicable, but in no event later than 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted, the waiver) of those conditions), or at such other place, time and date as shall be agreed between the Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".  The Closing shall be deemed to have occurred and shall become effective as of 12:01 a.m. on the Closing Date.

1.03.           Calculation of Purchase Price.

(a)        Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Interests shall be $15,000,000.00 (the "Base Purchase Price"), which shall be adjusted at Closing pursuant to Section 1.05 and adjusted after Closing pursuant to Section 1.06 (the Base Purchase Price as so adjusted, the "Purchase Price").

(b)        Certain Definitions.  For purposes of this Agreement:

(i)           "Cash" means all cash held by the Company and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP.  For the avoidance of doubt Cash shall (a) be calculated net of issued but uncleared checks and drafts and (b) include checks and drafts received by the Company and its Subsidiaries as of the Closing but not yet deposited as well as amounts credited as available funds to the accounts of the Company and its Subsidiaries by the applicable bank(s) as of the Closing.

(ii)           "Current Assets" means the aggregate amount of the current assets (excluding Cash) of the Company and its Subsidiaries set forth under the title "Current Assets" on Exhibit D.  Each line item set forth on Exhibit D used to determine Current Assets shall be determined in accordance with GAAP unless otherwise specifically set forth in such line item.

(iii)           "Current Liabilities" means the aggregate amount of the current liabilities of the Company and its Subsidiaries set forth under the title "Current Liabilities" on Exhibit D.  Each line item set forth on Exhibit D used to determine Current Liabilities shall be determined in accordance with GAAP unless otherwise specifically set forth in such line item.

(iv)           "Company Indebtedness" means the Indebtedness of the Company and its Subsidiaries as of the Closing, if any; provided, however, Company Indebtedness shall not include any Indebtedness between the Company on the one hand and one of its Subsidiaries on the other.

(v)           "Company Transaction Expenses" means the sum of the following that are incurred and unpaid by the Company or its Subsidiaries as of the Closing, or for which the Company or its Subsidiaries are or will be liable as of the Closing, that in each case directly relate to the transactions contemplated by this Agreement:  (A) the aggregate amount of all out-of-pocket fees and expenses, (B) any fees and expenses associated with obtaining necessary or appropriate Consents of any Governmental Entity or third parties, (C) any fees or expenses associated with obtaining the release and termination of any Liens required to be released pursuant to the terms of this Agreement; (D) all brokers' or finders' fees payable by the Company or any of its Subsidiaries in connection with the Closing; and (E) any fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts.

(vi)           "Indebtedness" of any Person means, without duplication, (A) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (B) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (C) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (D) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; and (E) all obligations of the type referred to in clauses (A) through (D) of any other Persons for the payment of which such Person is directly responsible.

(vii)           "Working Capital" means the amount equal to the Current Assets minus Current Liabilities, determined as set forth in Exhibit D; provided, however, that no amount included in the Company Transaction Expenses or the Company Indebtedness that is paid at or prior to the Closing shall be included in Current Liabilities for the purpose of calculating Working Capital.

1.04.           Delivery of Closing Certificate; Payments at Closing.

(a)        Closing Certificate.  Not less than two (2) business days prior to the Closing Date, the Company shall provide to Purchaser a certificate (the "Closing Certificate"), setting forth:

(i)           an estimate of the Company Transaction Expenses, if any, as of the Closing Date (the "Estimated Company Transaction Expenses") and the amount of such Company Transaction Expenses, if any, that Holdings would like Purchaser to pay at Closing pursuant to Section 1.04(b), together with payment instructions for each Person to whom any portion of the Company Transaction Expenses is owed;

(ii)           an estimate of the Company Indebtedness, if any, as of the Closing Date (the "Estimated Company Indebtedness") and the amount of such Company Indebtedness, if any, that Holdings would like Purchaser to pay at Closing pursuant to Section 1.04(b), together with payment instructions for each lender related thereto;

(iii)           an estimate of the Working Capital as of the Closing Date (the "Estimated Closing Working Capital");

(iv)           an estimate of the Cash as of the Closing Date (the "Estimated Closing Cash"); and

(v)           the payments and amounts of such payments that the Seller would like Purchaser to pay third parties out of the Base Purchase Price at the Closing pursuant to Section 1.04(b)(v) (the "Additional Payments"), together with the payment instructions for each payee related thereto.

(b)        Payments.  At the Closing:

(i)           Closing Consideration.  Purchaser shall deliver to Holdings by wire transfer of immediately available funds to an account designated by Holdings an aggregate amount in cash equal to the Base Purchase Price, as adjusted pursuant to Section 1.05;

(ii)           Company Transaction Expenses.  Purchaser shall pay to the Persons identified in the Closing Certificate, on behalf of the Company, the amount of the Company Transaction Expenses identified in the Closing Certificate to such Person in accordance with the payment instructions contained in the Closing Certificate and this Section 1.04(b)(ii); provided, however, that Purchaser shall pay to the Company, as applicable, any amounts otherwise payable to such Person that are required to be deducted and withheld under any provision of federal, state, local or foreign Tax law.  To the extent that amounts are withheld in accordance with this Section 1.04(b)(ii), the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person from whom such amounts were withheld;

(iii)           Company Indebtedness.  Purchaser shall pay to each lender identified in the Closing Certificate, on behalf of the Company, the amount of the Company Indebtedness identified in the Closing Certificate to such lender in accordance with the payment instructions contained in the Closing Certificate;

(iv)           Indemnity Escrow Amount.  Purchaser shall pay $1,750,000.00 (the "Indemnity Escrow Amount") to Wells Fargo Bank, National Association, as agent to Purchaser and the Seller (the "Escrow Agent"), in immediately available funds, to the account designated by the Escrow Agent, to be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof; and

(v)           Additional Payments.  Purchaser shall pay to each Person identified on the Closing Certificate, on behalf of the Seller, the amounts set forth on the Closing Certificate in accordance with the payment instructions contained on the Closing Certificate.

1.05.           Adjustments of the Base Purchase Price at Closing.  At the Closing, the Base Purchase Price shall be, without duplication:

(a)        Working Capital.  (i) Reduced by the amount, if any, that the Estimated Closing Working Capital is less than $939,713.00 (the "WC Target"), or (ii) increased by the amount, if any, that the Estimated Closing Working Capital is greater than the WC Target;

(b)        Cash. (i) Reduced by the amount, if any, that the Estimated Closing Cash is less than $0.00, then or (ii) increased by the amount, if any, that the Estimated Closing Cash is greater than $0.00;

(c)        Company Transaction Expenses.  Decreased by the amount, if any, of the Estimated Company Transaction Expenses;

(d)        Company Indebtedness.  Decreased by the amount, if any, of the Estimated Company Indebtedness;

(e)        Indemnity Escrow.  Decreased by the Indemnity Escrow Amount, which Purchaser shall pay to the Escrow Agent; and

(f)        Additional Payments.  Decreased by the amount, if any, of the Additional Payments, which Purchaser shall pay to the Persons identified on the Closing Certificate.

1.06.           Adjustments to the Purchase Price After the Closing.

(a)        As soon as reasonably practicable after the Closing Date, and no later than ninety (90) calendar days after the Closing Date, Purchaser shall deliver to the Seller a detailed statement (the "Closing Date Statement"), prepared in accordance with Exhibit D, setting forth the Purchaser's proposed final (i) Company Transaction Expenses as of the Closing Date, (ii) Company Indebtedness as of the Closing Date, (iii) Working Capital as of the Closing Date, (iv) Cash as of the Closing Date and (v) Purchase Price based on the adjustments set forth in Section 1.06(e).  If no Closing Date Statement is received by the Seller on or prior to 11:59 p.m. (Eastern Time) on the last day of such ninety (90)-day period, no adjustment shall be made to the Purchase Price pursuant to this Section 1.06 and the Purchase Price and the amounts set forth on the Closing Certificate shall be final and binding on the parties hereto.

(b)        During the forty-five (45) day period following the Seller's receipt of the Closing Date Statement, the Seller and its auditors shall be permitted to review the working papers relating to the Closing Date Statement.  During such review period, Purchaser shall provide the Seller with access to the Company's officers, employees, books and records (including work papers) to the extent reasonably necessary in connection with the Seller's review of the Closing Date Statement.  The Closing Date Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless the Seller gives written notice of its disagreement with respect to such Closing Date Statement (a "Notice of Disagreement") to the Purchaser on or prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.

(c)        If no Notice of Disagreement is received by the Purchaser on or prior to 11:59 p.m. (Eastern Time) on the last day of such forty-five (45) period, the Closing Date Statement shall be deemed accepted by the Seller.  If any such Notice of Disagreement is timely provided, the Purchaser and the Seller each shall use commercially reasonable efforts for a twenty (20)-day period (or such longer period upon which they may mutually agree in writing signed by both parties) to resolve any disagreements with respect to the Closing Date Statement.

(d)        At the end of such twenty (20)-day period (or such longer period upon which the parties may have mutually agreed in writing), if the parties are unable to resolve any such disagreements, then a nationally recognized independent accounting firm mutually selected by Purchaser and the Seller (the "Independent Accounting Firm") shall resolve any remaining disagreements.  If the Seller and the Purchaser are unable to agree on the Independent Accounting Firm, then the Seller and the Purchaser shall each have the right to request that an arbitrator from JAMS appoint the Independent Accounting Firm.  Each of Purchaser and the Seller agrees to execute, if requested by the Independent Accounting Firm, an engagement letter in customary form.  All fees and expenses relating to the work to be performed by the Independent Accounting Firm shall be paid equally by Purchaser and the Seller.  The Independent Accounting Firm shall act as an arbitrator to determine, based solely on written submissions by the Seller and the Purchaser, and not by independent review or testimony of any type, only those issues and amounts still in dispute and shall be limited to those adjustments, if any, that need be made for the Closing Date Statement to comply with this Agreement and Exhibit D.  The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either Purchaser or the Seller or smaller than the smallest value for such item claimed by either such party.  The Independent Accounting Firm's determination shall be requested to be made within thirty (30) days after the conclusion of the presentation of evidence by Purchaser and the Seller, and shall be set forth in a written statement delivered to such parties setting forth the final Closing Date Statement, the final Company Transaction Expenses as of the Closing Date, the final Company Indebtedness as of the Closing Date, the final Working Capital as of the Closing Date and the Final Cash Amount as of the Closing Date.  Such determinations shall be final, binding and conclusive for all purposes of this Agreement and shall not be subject to any further recourse by any party pursuant to any provision of this Agreement, absent fraud or manifest error.  Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(e)        The "Final Company Transaction Expenses," the "Final Company Indebtedness", the "Final Working Capital", and the "Final Cash" shall be set forth in: (i) the Closing Certificate if Purchaser fails to deliver a Closing Date Statement within the required ninety (90) calendar day period after the Closing, (ii) the Closing Date Statement, in the event the Seller does not deliver a Notice of Disagreement in the forty-five (45)-day period specified above (iii) a closing date statement mutually agreed upon by the Purchaser and the Seller or (iv), failing such agreement, the determination of the Independent Accounting Firm, and the document containing such final determinations pursuant to the forgoing clause (i), (ii), (iii) or (iv) shall be referred to as the "Final Statement".  The date on which the Final Statement is determined in accordance with this Section 1.06(e) is hereinafter referred to as the "Determination Date."

(f)        On the Determination Date, the final Purchase Price shall be re-calculated, without duplication, as follows:

(i)           Company Transaction Expenses.  The Purchase Price shall be (A) increased by the amount by which the Estimated Company Transaction Expenses exceed the Final Company Transaction Expenses or (B) decreased by the amount by which the Final Company Transaction Expenses exceed the Estimated Company Transaction Expenses;

(ii)           Company Indebtedness.  The Purchase Price shall be (A) increased by the amount by which the Estimated Company Indebtedness exceeds the Final Company Indebtedness or (B) decreased by the amount by which the Final Company Indebtedness exceeds the Estimated Company Indebtedness;

(iii)           Working Capital.  The Purchase Price shall be (A) increased by the amount by which Final Working Capital exceeds the Estimated Closing Working Capital or (B) decreased by the amount by which the Estimated Closing Working Capital exceeds the Final Working Capital; and

(iv)           Cash.  The Purchase Price shall be (A) increased by the amount by which Final Cash exceeds the Estimated Closing Cash or (B) decreased by the amount by which the Estimated Final Cash exceeds the Final Cash.

If the final Purchase Price as calculated pursuant to this Section 1.06(f) is less than the Purchase Price paid at the Closing, the Purchaser shall, within ten (10) business days after the Determination Date, make payment to the Seller by wire transfer in immediately available funds of the amount of such difference.  If the final Purchase Price as calculated pursuant to this Section 1.06(f) is greater than the Purchase Price paid at the Closing, the Seller shall, within ten (10) business days after the Determination Date, make payment to the Purchaser by wire transfer in immediately available funds of the amount of such difference.

1.07.           Application of Sale Proceeds.  The Seller shall satisfy all of its obligations under that certain Credit Agreement, by and among Seller, certain Affiliates thereof, Bank of America, N.A., and L/C Issuer, dated as of July 3, 2006 (as amended, the "Credit Agreement") arising in connection with the sale of the Company, including without limitation its obligation pursuant to Section 7.05(f) to apply fifty percent (50%) of the Net Cash Proceeds (as defined in the Credit Agreement) to prepay Loans (as defined in the Credit Agreement) pursuant to Section 2.5(d)(iii) of the Credit Agreement.

ARTICLE II
Representations and Warranties Relating to the Seller and Holdings

The Seller hereby represents and warrants to Purchaser as follows:

2.01.           Organization, Standing and Power.  Each of Seller and Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.  Holdings has made available to Purchaser true and complete copies of its and Holdings' certificate of incorporation and by-laws, or similar organizational documents, in each case as amended through the date of this Agreement.

2.02.           Authority; Execution and Delivery; Enforceability.  Each of the Seller and Holdings has full power and authority to execute this Agreement and each Ancillary Agreement to which it is a party, and to consummate the  and the other transactions contemplated hereby and thereby.  The execution and delivery by the Seller and Holdings of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Seller and Holdings of the Sale and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action and do not require the approval of the Seller's shareholders.  Each of the Seller and Holdings has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Ancillary Agreement to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws regarding creditors' rights or equitable remedies.

2.03.           No Conflicts; Consents.  The execution and delivery by the Seller and Holdings of this Agreement and each Ancillary Agreement to which it is a party do not, and the consummation of the Sale and the other transactions contemplated hereby and thereby and compliance by the Seller and Holdings with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Seller or Holdings under, any provision of (i) the certificate of incorporation or by-laws of the Seller or the organizational documents of Holdings, (ii) except as set forth on Schedule 2.03, any material Contract to which the Seller or Holdings is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Law") applicable to the Seller or Holdings or the properties or assets of either, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an adverse effect (A) on the ability of the Seller and Holdings to perform their obligations under this Agreement or any Ancillary Agreement to which it is a party or (B) on the ability of the Seller and Holdings to consummate the Sale and the other transactions contemplated hereby and thereby.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Seller or Holdings in connection with the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the Sale or the other transactions contemplated hereby and thereby.

2.04.           The Interests.  Holdings, has good and valid title to the Interests, free and clear of all Liens except for Liens to be released at or prior to the Closing.  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Interests, and upon the Seller's receipt of the Closing Consideration, good and valid title to the Interests will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates.  Other than this Agreement and the Charter Documents, the Interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Interests.

2.05.           Broker's Fees.  Except as set forth in Schedule 2.05, Seller and Holdings have no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the , or the transactions contemplated by this Agreement.

ARTICLE III
Representations and Warranties Relating to the Company

Contemporaneously with the execution and delivery of this Agreement by the Company, the Company shall deliver to Purchaser a disclosure schedule with numbered schedules corresponding to the relevant sections in this Agreement (the "Company Disclosure Schedule").  Any exception, qualification or disclosure set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or disclosure with respect to all other applicable representations, warranties and covenants contained in this Agreement to which the relevance of such disclosure is reasonably apparent. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement.  Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Purchaser as follows:

3.01.            Organization and Standing; Books and Records.

(a)        Each of the Company and its Subsidiaries is a limited liability company (or other legal entity) duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where such failure, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.  Schedule 3.01(a) lists the jurisdictions, if any, in which the Company is qualified to do business. Each of the Company and its Subsidiaries has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date of this Agreement.

(b)        The Company has delivered to Purchaser true and complete copies of (i) the certificate of formation and limited liability company agreement, each as in effect on the date hereof and on the Closing Date, of the Company (the "Charter Documents") and (ii) the comparable organizational documents, each as in effect on the date hereof and on the Closing Date, of each Subsidiary.  The transfer books and the minute books of the Company and, if applicable, the comparable records of each Subsidiary (copies of all of which have been delivered to Purchaser prior to the date hereof) are true and complete in all material respects.

(c)        The minute books and records of the Company and its Subsidiaries contain a materially complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the board of managers of the Company or such Subsidiary, as applicable, or any committees thereof, and the members of the Company.  The membership interest registry and related membership interest transfer records of the Company and its Subsidiaries represent a true, complete and correct record of all issuances and transfers of the membership interests of the Company and its Subsidiaries.  The corporate books and records of the Company and its Subsidiaries (i) accurately and fairly reflect in all material respects the business and condition of the Company and its Subsidiaries and the transactions and the assets and liabilities of the Company and its Subsidiaries with respect thereto, and (ii) have been maintained in all material respects in accordance with good business and bookkeeping practices.  Without limiting the generality of the foregoing, the Company and its Subsidiaries have not engaged in any material transaction with respect to its business or operations, maintained any bank account or used any funds of the Company or any Subsidiary in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Company and its Subsidiaries.

3.02.            Membership Interests of the Company and its Subsidiaries.

(a)        There are no outstanding equity securities of the Company other than the Interests.  The Interests were duly authorized for issuance and are validly issued and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  The Interests are owned of record by Holdings.  There are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to distribution rights (other than distribution rights provided for in the Charter Documents) or to the sale, allotment, issuance or voting of, or the granting of rights to acquire, any equity security of the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of the Company.

(b)        There are no obligations, contingent or otherwise, of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any Interests or other equity interests of any Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding profit participation or similar rights with respect to the Company or any of its Subsidiaries.

3.03.           Subsidiaries.  Schedule 3.03 sets forth the name of each Subsidiary of the Company, and, with respect to each such Subsidiary:  (i) the jurisdiction in which it is incorporated or organized, (ii) the jurisdictions, if any, in which it is qualified to do business, (iii) the number of shares of its authorized capital stock, (iv) the number and class of shares thereof duly issued and outstanding, (v) the names of all stockholders or other equity owners and (vi) the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.  The outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned of record by the Company, are validly issued, fully paid and non-assessable, and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  There is no existing option, warrant, call, right or Contract to which any Subsidiary of the Company is a party requiring, and there are no convertible securities of any Subsidiary of the Company outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.  The Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Company's Subsidiaries set forth on Schedule 3.03.

3.04.           Authority; Execution and Delivery; Enforceability.

(a)        The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the Sale and the other transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company and no other limited liability company action on the part of the Company is necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby.

(b)        This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and authorization by the other parties hereto, constitutes a legal, valid and binding obligation of the Company.  The Ancillary Agreements, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company and, assuming due execution and authorization by the other parties thereto, will be the legal, valid and binding obligations of the Company.  This Agreement and the Ancillary Documents are enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.

3.05.           No Conflicts; Consents.

(a)        Except as set forth on Section 3.05(a), the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of the Company, (ii) conflict with or violate any Judgment or any material Law applicable to the Company or any of its assets or properties except any Laws related to PI Permits or (iii) except as set forth on Schedule 3.05(a) conflict with, result in any breach of, constitute a default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any Company Contract.

(b)        Except as set forth on Schedule 3.05(b), the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not and will not require any consent, approval, license, permit, order or authorization ("Consent") of any Governmental Entity or other Person that is a party to a Company Contract.

3.06.           Financial Statements.  Attached as exhibits to Schedule 3.06 are (i) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2008 and December 31, 2009 (the "Unaudited Financial Statements") and (ii) the unaudited consolidated summary financial statements of the Company and its Subsidiaries as of and for the period ended June 30, 2010 (such date, the "Balance Sheet Date") (the "Interim Financials" and, together with the Unaudited Financial Statements, and the notes and schedules to the Seller's financial statements filed with the Securities and Exchange Commission for the years ended December 31, 2008 and December 31, 2009 and the quarter ended March 31, 2010 (but only to the extent such notes and schedules relate to the Company), the "Financial Statements").   The Financial Statements have been prepared in conformity with generally accepted accounting principles for an operating division of a company in the United States  ("GAAP") consistently applied (except as may be otherwise specified in such Financial Statements or the notes thereto) and, on that basis, present fairly and accurately in all material respects the unaudited financial condition and results of operations and cash flows of the Company, as of the respective dates thereof and for the respective periods indicated except as may be indicated in the notes thereto and except, in the case of Interim Financials, for normally recurring year-end adjustments which are not expected to be material individually or in the aggregate.

3.07.           No Undisclosed Liabilities.  Neither the Company nor any Subsidiary of the Company has any Indebtedness or Liabilities other than (i) those specifically reflected on and fully reserved against in the Company's balance sheet included in its Interim Financials (the "Balance Sheet"), (ii) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, and (iii) other Indebtedness or Liabilities that are set forth in Schedule 3.07.

3.08.           Assets Other than Real Property Interests or Intellectual Property.  The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased assets, good and valid leasehold interests in, all assets reflected on the Balance Sheet or thereafter acquired, other than assets disposed of since the Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens"), except for Permitted Liens.  For purposes of this Agreement, the term "Permitted Liens" means (i) the Liens set forth in Schedule 3.08, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course of Business with respect to Liabilities not delinquent, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business and (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty or Liens disclosed in Schedule 3.08  for Taxes that are being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet).

3.09.           Owned and Leased Real Properties; Title to Properties.

(a)        Neither the Company nor any Subsidiary, directly or beneficially, owns or has at any time owned any real estate or any interest in real estate ("Owned Real Estate") and there are no outstanding offers, options, Contracts, rights of first offer or rights of first refusal for the Company or a Subsidiary to acquire any Owned Real Estate.

(b)        Schedule 3.09(b) sets forth a complete and correct list of (i) all Contracts for occupancy of real property, including all amendments, extensions and renewals thereof and related agreements, to which the Company or a Subsidiary is party or by which the Company or a Subsidiary is bound (collectively, the "Company Leases") and (ii) the location of the real property subject to the Company Leases (the "Company Leased Property").  The Company Leases are legal, valid, binding and enforceable and in full force and effect.  Neither the Company nor any Subsidiary possesses or leases any real property except pursuant to a Company Lease.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Lease, is in default under any of the Company Leases and to the Knowledge of the Company there are no events which with notice or lapse of time or both would constitute defaults under any Company Lease.  There are no material monetary obligations to any lessor other than the rent obligations under the Company Leases.  The Company has provided Purchaser with true, complete and correct copies of all Company Leases and, in the case of any oral Company Lease, a written summary of the material terms of such Company Lease.  The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such Company Leases, the Company or its Subsidiaries have not collaterally assigned or granted any other security interest in such Company Leases or any interest therein except Permitted Liens, and there are no Liens on the estate or interest created by such Company Leases, except Permitted Liens.

(c)        To the Company's Knowledge, the Company Leased Property complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety and other land use Laws.

(d)        The Company Leased Property comprises all of the real property currently used in the Company's business.

3.10.           Intellectual Property.

(a)        For purposes of this Agreement:

(i)           "Company Intellectual Property Rights" means all rights (including, but not limited to, rights of ownership and rights under license from other Persons) of the Company and its Subsidiaries with respect to any Intellectual Property Rights, including Registered Company Intellectual Property Rights.

(ii)           "Company Product" means any product or service offering of the Company or any of its Subsidiaries being marketed, sold, licensed or distributed by the Company or any of its Subsidiaries as of the date of this Agreement.

(iii)           "Intellectual Property Rights" means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention:  (1) all patents and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures ("Patents"); (2) all trade secrets, know-how and other proprietary information which derives independent economic value from not being generally known to the public (collectively, "Trade Secrets"); (3) all copyrights, copyright registrations and applications therefore ("Copyrights"); (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefore ("URLs"); (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefore and all goodwill associated therewith ("Trademarks"); (6) rights of publicity; (7) moral rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing ("Software"); and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iv)           "Licensed Company Intellectual Property Rights" means all Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries from other Persons as of the date hereof.

(v)           "Registered Company Intellectual Property Rights" means all Registered Intellectual Property Rights owned by the Company or any of its Subsidiaries as of the date hereof.

(vi)           "Registered Intellectual Property Rights" means all active or live United States and foreign:  (1) registered and issued Patents and applications to register Patents; (2) registered Trademarks, applications to register Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (3) Copyright registrations and applications to register Copyrights; (4) URL registrations and applications to register URLs; and (5) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(b)        Schedule 3.10(b) lists all Registered Company Intellectual Property Rights, including the record owner of such Registered Company Intellectual Property Rights and the jurisdictions in which each of the Registered Company Intellectual Property Rights has been issued or registered or in which any such application for issuance or registration has been filed.  To the Knowledge of Company, Schedule 3.10(b) also lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Registered Company Intellectual Property Right or any Company Intellectual Property Right that is owned by the Company or its Subsidiaries.

(c)        To the Knowledge of the Company each Company Intellectual Property Right is free and clear of any Liens, other than Permitted Liens.

(d)        To the Knowledge of the Company there are no facts or circumstances in existence that would render any issued Patent, registered Trademark, registered Copyright or registered URL that is included within Registered Company Intellectual Property Right invalid or unenforceable.

(e)        To the Knowledge of Company, Intellectual Property Rights owned by the Company or any of its Subsidiaries is subject to any Proceeding or outstanding Judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Company Intellectual Property Rights.

(f)        In each case in which the Company or any of its Subsidiaries has acquired ownership of any Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries from any Person, the Company or such Subsidiary has obtained a written assignment which, to the Knowledge of the Company, is sufficient to irrevocably transfer all such Company Intellectual Property Rights to the Company or such Subsidiary.

(g)        All necessary registration, maintenance and renewal fees due on or prior to the date of this Agreement in connection with each Registered Company Intellectual Property Right have been paid and all necessary documents and certificates in connection with such Registered Company Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property Rights.

(h)        To the Knowledge of the Company, no third party has any ownership claim or other claim of rights to any Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

(i)        Neither the Company nor any of its Subsidiaries has received, at any time during the three year period preceding the date hereof, and to the Knowledge of the Company neither the Company nor any of its Subsidiaries is aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Company or any of its Subsidiaries to review or consider the applicability of such Person's Intellectual Property Rights to the business and/or the Company Intellectual Property Rights or any of its Subsidiaries or claiming that the operation of the business of the Company or any of its Subsidiaries or any act, product, technology or service of the Company or any of its Subsidiaries infringes, misappropriates, or dilutes any Intellectual Property Right of any Person (including, without limitation, any demand or request that the Company or any Subsidiary license any rights from a third party).  To the Knowledge of the Company, neither the (i) operation of the business of the Company and its Subsidiaries nor (ii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale, import, or other exploitation of any Company Product, infringes, or misappropriates or otherwise violates any Intellectual Property Rights of any Person.

(j)        To the Knowledge of the Company, no Person is infringing, or misappropriating, or diluting any Company Intellectual Property Rights owned or purported to be owned by the Company.

(k)        Each employee and consultant of the Company or its Subsidiaries who in the normal course of his or her duties is involved in the creation of Company Intellectual Property Rights has entered into a proprietary information and inventions agreement in the form or forms delivered to Purchaser except where the lack of such agreement would not have a material effect on the Company and the Subsidiaries taken as a whole.

(l)        With respect to the use, operation, implementation and delivery of the Software in the business of the Company, (i) no capital expenditures are currently contemplated with respect to such use other than capital expenditures in the Ordinary Course of Business, (ii) the Company has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software.  To the Knowledge of the Company during the three years prior to the date hereof, (i) there have been no material security breaches in the Company's or any of its Subsidiaries' information technology systems, and (ii) there have been no material disruptions in any of the Company's or its Subsidiaries' information technology systems that have adversely affected in any material respect the Company's or any of its Subsidiaries' business or operations.

(m)        Except as set forth on Schedule 3.10(m), to the Knowledge of the Company neither the Company nor any of its Subsidiaries have used (and none of the Company Products or any other Software used in the business of the Company or any of its Subsidiaries include) any open source Software in a manner that would require any Company Product or any other Software developed by or on behalf of the Company to  (i) be disclosed, redistributed or made available in source code form or (ii) be redistributable at no charge.

3.11.           Contracts.

(a)        Subject to the limitations set forth in this Section 3.11, Schedule 3.11(a) sets forth a list of the following types of Contracts to which either the Company or any of its Subsidiaries is a party:

(i)           employment agreement, non-competition agreement, non-solicitation agreement, or assignment of inventions agreement with respect to any employee or independent contractor of the Company, Contract providing for severance, retention, change in control or other similar payments or any Employee Release;

(ii)           management Contracts, Contracts with an independent contractor or consultant (or similar arrangement), Contracts whereby the Company buys products, or Contracts whereby the Company buys services, in each case where the aggregate amount of payments owed by the Company exceeds $25,000 during the period running from January 1 to June 30, 2010, except for such Contracts as are cancelable without penalty on notice of thirty (30) days or fewer;

(iii)           collective bargaining agreement or other Contract with any labor organization, union or association;

(iv)           Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any Person in any geographical area or, to the actual Knowledge of Seller (without any duty of inquiry), not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company or any of its Subsidiaries in any line of business or in any geographical area or, to the actual Knowledge of Seller (without any duty of inquiry), not to solicit or hire any Person with respect to employment;

(v)           Contract with the Seller or any Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934, as amended) of any such director or officer ("Related Persons");

(vi)           Company Leases not disclosed pursuant to Section 3.09;

(vii)           lease, sublease or similar Contract with any person (other than a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Subsidiary;

(viii)           Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Subsidiary of the Company;

(ix)           The Company's top fifty (50) contracts by revenue for the supply of products or services to Persons located primarily in the U.S. as set forth in the Financial Statements and the Company's top eleven (11) contracts by revenue for the supply of products or services to Persons located primarily outside the U.S. as set forth in the Financial Statements;

(x)           Contract under which the Company or any Subsidiary has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person in excess of $25,000 during the period running from January 1 to June 30, 2010;

(xi)           Contract for the sale (whether by merger, sale of stock, sale of assets or otherwise) of any security or material asset of the Company or any Subsidiary or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, all since January 1, 2005;

(xii)           [intentionally omitted];

(xiii)           Contract with any Governmental Entity;

(xiv)           any agency, dealer, sales representative, marketing or other similar Contract;

(xv)           currency exchange, interest rate exchange, commodity exchange or similar hedging Contract, in each case where the aggregate value exceeds $25,000;

(xvi)           Contract for any joint venture, partnership or other similar arrangement;

(xvii)           power of attorney;

(xviii)           license, sublicense or option with respect to any Intellectual Property Rights (including any such license under which the Company or a Subsidiary is licensee or licensor of any such Intellectual Property Rights) except for licenses of generally available commercial software or data generally available to the background screening industry licensed on standard terms and requiring the payment of license fees of $25,000 or less during the period running from January 1 to June 30, 2010;

(xix)           Contract for the purchase of materials, supplies, goods, services, equipment or other assets, in each case which contains an obligation on the date hereof of the Company or a Subsidiary to make a payment in excess of $25,000 between the date hereof and December 31, 2010 and is not terminable by the Company or a Subsidiary by notice of not more than thirty (30) days for a cost of less than $10,000; or

(xx)           Confidentiality or standstill agreement entered into during the three (3) years prior to the date hereof.

(b)        All Contracts set forth in Schedule 3.11(a) (the "Company Contracts") are valid, binding and in full force and effect and, assuming due authorization execution and delivery by the other parties thereto, are enforceable by the Company or its applicable Subsidiary in accordance with their terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors rights generally, and (b) the effect of rules of Law governing the availability of specific performance and other equitable remedies.  The Company or its applicable Subsidiary has performed all material obligations required to be performed by it through the date of this Agreement under the Company Contracts, and neither the Company nor its applicable Subsidiary is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  To the Knowledge of the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  Except as set forth on Schedule 3.11(b), none of the Company or any of its Subsidiaries has received any written notice of the intention of any party to terminate any Company Contract.  Complete and correct copies of all Company Contracts, together with all amendments thereto, have been made available to Purchaser.

3.12.           Permits.  The Company and its Subsidiaries have all of the certificates, licenses, permits, authorizations and approvals set forth on Schedule 3.12 ("Permits"), which are all of the Permits necessary to own or hold under lease and operate their business as currently conducted, (a) except for any such Permits the absence of which does not individually or in the aggregate constitute a Company Material Adverse Effect and (b) except for licenses or permits that may be required by a Governmental Entity that allow the Company or any of its Subsidiaries or Affiliates to operate as a private investigator or detective ("PI Permits").  The Company and its Subsidiaries also have all of the PI Permits set forth on Schedule 3.12.  All such Permits (other than PI Permits) are valid and in full force and effect, are validly held by the Company or its applicable Subsidiary, and the Company or its applicable Subsidiary has complied in all material respects with the terms and conditions thereof.  To the Company's Knowledge, during the past three (3) years, except with respect to PI Permits, neither the Company nor any of its Subsidiaries has received notice of any investigation, suit, action, claim or proceeding by or before any Governmental Entity (a "Proceeding") relating to any such Permits.

3.13.           Insurance.  The Company and its Subsidiaries have been insured under the insurance policies of Seller set forth on Schedule 3.13 and no material claims have been made since the Balance Sheet Date under such policies resulting from the operations of the Company or its Subsidiaries.  The Seller’s policy of errors and omissions insurance through Chartis Speciality Lines Insurance Company set forth on Schedule 3.13 is in full force and effect and all premiums have been paid with respect thereto (the “E&O Policy”).  The E&O Policy shall apply to the Company and its Subsidiaries immediately after the Closing to the same extent as immediately prior to the Closing, all pursuant to the terms and conditions of the E&O Policy.

3.14.           Taxes.

(a)        For purposes of this Agreement:

(i)           "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

(ii)           "Code" means the Internal Revenue Code of 1986, as amended.

(iii)           "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

(iv)           "Straddle Period" means any Tax period that includes (but does not end on) the Closing Date.

(v)           "Tax" or "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other comparable assessments of any kind whatsoever, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, alternative or add-on minimum, property and estimated Taxes, customs duties, fees, assessments and other charges in the nature of Taxes, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person.

(vi)           "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(vii)           "Taxing Authority" means the Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.

(b)        Each of the Company and its Subsidiaries has timely filed with the appropriate Taxing Authorities all Tax Returns that such entity was required to file by Law, and all such Tax Returns were correct and complete in all material respects and were prepared in compliance with applicable Law.  Each of the Company and its Subsidiaries has paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return) in respect of the periods for which Tax Returns are due, and has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved.  Neither the Company nor any of its Subsidiaries has any liability for any Taxes in excess of the amount so paid or accruals or reserves so established.  There are no Liens on any of the assets of the Company or any of its Subsidiaries arising as a result of any failure (or alleged failure) to pay any Tax (other than any Tax not yet due and payable).

(c)        The Company has made available to Purchaser complete and accurate copies of (i) all Tax Returns filed by the Company and each Subsidiary of the Company with respect to all Tax periods since January 1, 2006 and (ii) any audit report issued since January 1, 2006 (or earlier, if such report relates to an audit that has not yet been resolved) relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.  Except as otherwise specified in Schedule 3.14(c), the federal income Tax Returns of each of the Company and its Subsidiaries and any Affiliated Group of which any of the Company or any of its Subsidiaries is a member have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all Tax years.  Except as otherwise specified in Schedule 3.14(c), no Tax audits or administrative or judicial Tax proceedings are, to the knowledge of the Seller, pending or being conducted by any Taxing Authority with respect to the Company, any of its Subsidiaries or any Affiliated Group of which any of the Company or any of its Subsidiaries is a member.  Neither the Company nor any of its Subsidiaries has received from any Taxing Authority (including any Taxing Authority in any jurisdiction where any such entity has not filed Tax Returns) any written (x) notice indicating an intent to open an audit or other review, (y) request for information related to Tax matters, or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company or any Subsidiary.  The Company has received no notice that any claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that any such entity is or may be subject to Tax by that jurisdiction.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, except for any extension with respect to Seller's consolidated Tax Returns.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney that is currently in force with respect to any Tax matter, except for powers of attorney granted to PricewaterhouseCoopers LLP, which shall be revoked as soon as reasonably practical after the Closing.

(d)        Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.  All service providers to the Company or any of its Subsidiaries have been properly classified as employees or as independent contractors for Tax purposes.

(e)        Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Except as otherwise specified in Schedule 3.14(e), neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.  Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (except for a group the common parent of which is Seller); (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).  Except as otherwise specified in Schedule 3.14(e), the Company has no foreign Subsidiary or Subsidiaries.

(f)        Neither the Company nor any of its Subsidiaries has a contract, agreement plan, or other similar type of arrangement currently in place covering any person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code or similar provision of state or foreign Law, or would constitute compensation that would not be deductible by reason of Section 162(m) of the Code or similar provision of state or foreign Law.  Neither the Company nor any of its Subsidiaries is obligated to make any "gross-up" or similar payment to any person on account of any Tax under Section 4999 of the Code or similar provision of state or foreign Law.

(g)        Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h)        Except as otherwise specified in Schedule 3.14(h), neither the Company nor any of its Subsidiaries has distributed stock of another person, nor has it had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i)        Except as otherwise specified in Schedule 3.14(i), there is currently no limitation on the utilization of any net operating losses (other than as a result of income generated by the Company), capital losses, built in losses, Tax credits or similar items of the Company and its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(j)        [Intentionally Omitted.]

(k)        Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Company and any of its Subsidiaries was a member of the group.  All such Tax Returns were correct and complete in all material respects.  All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Company and its Subsidiaries was a member of the group.

3.15.           Proceedings.  Except as set forth on Schedule 3.15, as of the date of the Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or against any of their respective properties or assets, and to the Knowledge of the Company there is no material basis for any such Proceeding.  Neither of the Company nor any Subsidiary is a party or subject to or in default under any Judgment.  There is no Proceeding or claim by the Company or any Subsidiary pending, or which the Company or any Subsidiary intends to initiate, against any other Person.  Neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, which, if adversely determined, would be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

3.16.           Employee Benefit Plans.

(a)        Schedule 3.16(a) sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")) and, (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other material employee benefit plans, programs, policies, agreements or arrangements, that (A) are maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant or director of the Company or any of its Subsidiaries, or for a beneficiary of such an individual (individually and collectively, "Covered Individuals"), (B) have been approved by the Company or any of its Subsidiaries but are not yet effective for the benefit of Covered Individuals, or (C) were previously maintained by the Company or any of its Subsidiaries for the benefit of the Covered Individuals and with respect to which the Company has any Liability (collectively, without regard to any materiality qualifiers in the preceding sentence, the "Benefit Plans").  The Company has made available to Purchaser a correct and complete copy (where applicable) of (1) each Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material terms of such Benefit Plan), (2) each trust or funding arrangement prepared in connection with each such Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500 or any other annual report required by applicable Law, (4) the most recently received IRS determination or opinion letter, if any, for each such Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by the Company or any of its Subsidiaries to any Covered Individual concerning the extent of the benefits provided under any Benefit Plan, (7) all material correspondence with the IRS, United States Department of Labor ("DOL") and any other Governmental Entity regarding any Benefit Plan and (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan.  Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Benefit Plan or to modify any Benefit Plan, except to the extent required by Law.

(b)        None of the Company or any of its Subsidiaries or any other Person or entity that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an "ERISA Affiliate"), has now or at any time within the past six years contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (under Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c)        (i) Each Benefit Plan has been maintained and operated in compliance in all material respects with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, ("COBRA"), and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and (ii) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired, and no facts or circumstances exist or have occurred that could cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA, the Code or any other applicable Laws except for those facts or circumstances that can be corrected without Liability to the Company.

(d)        With respect to any Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) to the Knowledge of the Company no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings and (iii) except as set forth on Schedule 3.16(d), no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Entity, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, is pending, in progress or, to the Knowledge of the Company, threatened.

(e)        Neither the Company nor any of its Subsidiaries nor any other "party in interest" or "disqualified person" with respect to any Benefit Plan has engaged in a material non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Benefit Plan.  To the Knowledge of the Company, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan.

(f)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Covered Individual, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits (other than a qualified retirement plan that Purchaser requests to terminate); and no such payment or benefit will be characterized as an "excess parachute payment," as such term is defined in Section 280G of the Code.  Neither the Company nor any of its Subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes under Section  4999 of the Code or any similar provision of state, local or foreign Law.

(g)        All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), have been timely made or reflected on the Company's financial statements in accordance with GAAP.

(h)        Except for the continuation coverage requirements under COBRA or similar state Law, or as set forth on Schedule 3.16(h), neither the Company nor its Subsidiaries have any obligations or potential Liability for health, life or similar welfare benefits to Covered Individuals or their respective dependents following termination of employment.

(i)        Each Benefit Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Closing.

(j)        The Company has no commitment to compensate or reimburse any individual for penalty Taxes imposed under Section 409A of the Code.  No option, warrant or other equity interest granted by the Company, including without limitation the Company Options, is subject to Tax under Section 409A of the Code.

(k)        Schedule 3.16(k) sets forth, in respect of each officer and employee of the Company and its Subsidiaries, the aggregate amount of payments that are payable or may become payable by the Company or its Subsidiary to such employee or officer solely as a result of the transactions contemplated by this Agreement or the termination of such officer's or employee's employment under an employment agreement set forth in Schedule 3.11(a), a policy or plan maintained by the Company (for each such employee, the "Severance Amount").

3.17.           Labor and Employment Matters.

(a)        Neither the Company nor any of its Subsidiaries is, or at any time has been, a party to any collective bargaining agreement or other labor union agreements, nor is any such collective bargaining agreement being negotiated.  To the Knowledge of the Company, no activities or proceedings are underway by any labor union to organize any employees of the Company or its Subsidiaries.  No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.  The Company and its Subsidiaries (i) have no direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Law.

(b)        There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(c)        Neither the Company nor any of its Subsidiaries have received any written remedial order or notice of offense under applicable occupational health and safety Law.

(d)        The Company and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign Laws concerning the employer-employee relationship, including applicable wage and hour Laws, fair employment Laws, employment discrimination Laws, health and safety Laws, workers' compensation Laws, unemployment Laws, immigration and naturalization Laws and social security Laws.

(e)        With respect to the Company and any of its Subsidiaries, there are no pending or to the Knowledge of the Company, threatened actions, charges, citations or consent decrees concerning:  (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(f)        Schedule 3.17(f) contains a complete and correct list of (i) the names, job titles, current annual compensation,  two most recent annual bonuses, and overtime exemption status of each current employee of the Company and each Subsidiary, (ii) the names of each director of the Company and each Subsidiary, (iii) the name of each Person who currently provides, or who has within the prior twelve month period provided, services in excess of $25,000 on an annualized basis to the Company or any Subsidiary as an independent contractor, and (iv) the names of each employee or independent contractor of the Company or any Subsidiary who is a party to a non-competition agreement with the Company or any Subsidiary.  To the Knowledge of the Company, no significant employee has any current plans to terminate employment or service with the Company or any Subsidiary.  Except as specifically identified on Schedule 3.17(f), all employees of the Company and each Subsidiary are employed at will.  The employees set forth on Schedule 3.17(f) have entered into the form nondisclosure and assignment of inventions agreements with the Company or one or more of its Subsidiaries, a copy of which is attached to Schedule 3.17(f).

(g)        Schedule 3.17(g) contains a complete and correct list of all employees whose employment with the Company or any of its Subsidiaries has been terminated since May 1, 2006 (the "Company Terminated Employees").  Except as listed on Schedule 3.17(g), each of the Company Terminated Employees has executed a separation and release agreement with the Company releasing the Company and its Subsidiaries, as well as their successors, from all claims related to such Company Terminated Employee's employment with the Company (each an "Employee Release"). The terminations of the Company Terminated Employees were effected in compliance in all material respects with all applicable Laws, including without limitation the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the "WARN Act") and any similar state or local Law.  Neither the Company nor any of its Subsidiaries has incurred, nor do any of them expect to incur, any liability or obligation under the WARN Act or any similar state or local Law which remains unsatisfied.

3.18.           Absence of Changes or Events.  From the Balance Sheet Date to the date of this Agreement, there has not been any change, event, state of circumstances or facts, or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  From the Balance Sheet Date to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business.  Without limiting the generality of the foregoing, since the Balance Sheet Date to the date of this Agreement:

(a)        there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary of the Company having a replacement cost of more than $10,000 for any single loss or $25,000 for all such losses; and

(b)        neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.02 if taken after the date hereof.

3.19.           Compliance with Laws.

(a)        Except for Taxes and Environmental Laws, which are the subject of Section 3.14 and Section 3.20, respectively, the Company and its Subsidiaries are, and have been during the past three (3) years, in material compliance with the Fair Credit Reporting Act (15 U.S.C. §1681 et seq.) (the "FCRA") and has been in material compliance with all other applicable Laws, except for any Laws relating to PI Permits or that could require a Person to seek or obtain a PI Permit.  To the Knowledge of the Company and except with respect to PI Permits, none of the Company and its Subsidiaries has received any notice during the past three (3) years from any Governmental Entity that alleges that the Company or a Subsidiary of the Company is not in material compliance in any respect with any applicable Law.  To the Knowledge of the Company and except with respect to PI Permits, (i) neither the Company nor any Subsidiary of the Company is under investigation with respect to the violation of any Laws and (ii) there are no facts or circumstances which could form the basis for any such violation.

(b)        Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any securityholder, director, officer or employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business or regulatory benefits for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in material violation of any Law.

(c)        Except with respect to PI Permits or any Law that could require a Person to seek or obtain a PI Permit: To the Knowledge of the Company, the Company has at all times complied in all material respects with: (i) all applicable international, federal, state and local Laws relating to the privacy, confidentiality or security of Personal Information and all similar requirements whether international, federal, provincial, state or local (collectively, "Privacy Laws"); (ii) all applicable industry standards concerning privacy, data protection, confidentiality or information security; and (iii) its own rules, policies, and procedures, relating to privacy, confidentiality, data protection, and the collection and use of Personal Information collected, used, or held for use by the Company and its Subsidiaries in the conduct of its business.  Except as set forth in Schedule 3.15, or disputes of accuracy or requests for correction of data pursuant to the FCRA or other similar Laws, no claims have been asserted or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging impermissible use of any Person's privacy or Personal Information or data rights in violation of Laws.

3.20.           Environmental Matters.

(a)        For purposes of this Agreement, the following terms shall have the definitions set forth below:

(i)           "Environment" means any land surface or subsurface strata, air, surface water, ground water, drinking water supply, stream and river sediments, and natural resources, including wildlife, fish and biota and other environmental resources belonging to, managed by, or held in trust by any governmental sovereign, including the United States, any state or local Governmental Entity, any foreign government or any other Person so designated under Environmental Laws.

(ii)           "Environmental Law" means any applicable federal, state or local statutes, ordinances, codes, rules, regulations, final decrees or orders, or injunctions relating to pollution or protection of the human health, safety or  Environment, in each case, as in effect as of the Closing Date.

(iii)           "Environmental Liabilities" means, with respect to any Person, all claims, judgments, Liabilities, encumbrances, liens, violations, obligations, responsibilities, remedial actions, losses, damages, punitive damages,  treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict Liability, criminal or civil statute, to the extent based upon, or arising under or pursuant to any Environmental Law or Environmental Permit.

(iv)           "Environmental Permit" means any permit, license, approval, consent, franchise, privilege, variance, immunity, registration and other authorization issued by a Governmental Entity pursuant to any Environmental Law.

(v)           "Regulated Substance" means any material, substance or waste that is regulated pursuant to any Environmental Law including any petroleum product or by-product, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, or chlorofluorocarbons or other ozone-depleting substances.

(b)        Except as set forth on Schedule 3.20:

(i)           Neither the Company nor any of its Subsidiaries has violated any applicable Environmental Laws in any material respect;

(ii)           The Company and each of its Subsidiaries possesses and is in material compliance with all Environmental Permits required for the conduct of their respective operations as of the date hereof;

(iii)           As of the date hereof, there are no pending or unresolved administrative or judicial actions, suits, orders, notices of violations, proceedings, or other written claims issued to or received by the Company or any of its Subsidiaries asserting that (i) the Company or any of its Subsidiaries has violated any applicable Environmental Law or (ii) the Company or any of its Subsidiaries has violated any Environmental Permit held by the Company or any of its Subsidiaries;

(iv)           Neither the Company nor any Subsidiary is liable for investigatory costs, cleanup costs, removal costs, remedial costs, response costs or natural resource damages pursuant to any applicable Environmental Law in excess of $100,000 in the aggregate arising out of any activity conducted by the Company or any of its Subsidiaries, including without limitation, any off-site shipments of Regulated Substances by the Company or any of its Subsidiaries for treatment, storage or disposal;

(v)           To the Knowledge of the Company, neither the Company nor its Subsidiaries have assumed by Contract or operation of law any Environmental Liabilities of a third party;

(vi)           To the Knowledge of the Company, no real property currently or formerly owned, operated or leased by or utilized in the business of the Company or its Subsidiaries contains any Regulated Substances in, at, on, over, under, or emanating from such real property in concentrations which would be reasonably likely to result in the imposition of material Environmental Liability on the Company or its Subsidiaries, including any material liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such Regulated Substances in, at, on, over, under, or emanating from such real property;

(vii)           To the Knowledge of the Company, there has not been during the ownership, operation, or leasing or utilization in the business of the Company or its Subsidiaries of any real property, nor, to the Company's Knowledge, has there been prior to such ownership, operation, leasing or utilization, in, at, on or under any such real property (a) any underground storage tanks, above-ground storage tanks, dikes, ponds, lagoons or impoundments, (b) any friable asbestos or asbestos-containing materials, (c) any polychlorinated biphenyls, (d) lead-based paint or (e) any radioactive substances; and

(viii)           The Company has made available to Purchaser complete and correct copies of all environmentally related audits, studies, reports, analyses and results of assessment, investigations and other remedial actions that have been performed with respect to any real property currently or previously owned, operated or leased by, or utilized in the business of the Company or any of its Subsidiaries that the Company has in its possession.

3.21.           Accounts Receivable and Payable.

(a)        All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on standard trade terms.  All accounts receivable of the Company and its Subsidiaries reflected on the Balance Sheet constitute a valid claim of the Company at the aggregate recorded amounts thereof, net of the allowance for doubtful accounts set forth on the Balance Sheet.  All accounts receivable arising after the Balance Sheet Date constitute a valid claim of the Company at the aggregate recorded amounts thereof, net of the allowance for doubtful accounts set forth on the Balance Sheet.  To the Knowledge of the Company, none of the accounts receivable of the Company or any of its Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b)        All accounts payable of the Company and its Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable (except for amounts the Company is disputing in good faith).

3.22.           Related Party Transactions.  Except as set forth on Schedule 3.22, no Related Person (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, and none of the Company or any of its Subsidiaries has committed to make any loan or extend or guarantee credit to, or for the benefit of, any Related Person (other than agreed-upon compensation), (ii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries, (iii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (iv) has any claim or cause of action against the Company or any of its Subsidiaries or (v) owns any interest (other than ownership of less than five percent (5%) of the issued and outstanding capital stock of a company that is publicly traded) in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.  Except as set forth on Schedule 3.22, none of the Contracts between the Company, on the one hand and any Related Person, on the other hand, will continue in effect following the Closing.

3.23.           Sufficiency of Assets.  Except as set forth on Schedule 3.23, the assets, rights and properties of the Company and its Subsidiaries on the Balance Sheet Date constitute all of the property, rights and assets that are used or held for use in the businesses of the Company and its Subsidiaries and the assets, rights and properties of the Company and its Subsidiaries on the Balance Sheet Date are sufficient to conduct the businesses of the Company and its Subsidiaries on the Closing Date as currently conducted.

3.24.           Financial Advisors.  Except for the fees and expenses payable by the Company to Signal Hill Capital Group LLC, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the Sale.

3.25.           Bank Accounts.  Schedule 3.25 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number.

3.26.           Customer Contracts and Customer Relationships.

(a)        Schedule 3.26(a) sets forth a complete and accurate list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal year ended December 31, 2009 and the period ended June 30, 2010, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.

(b)        Since the Balance Sheet Date, no customer or supplier listed on Schedule 3.26(a) has terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed the pricing or other material terms of its business with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no customer or supplier listed on Schedule 3.26(a) intends to terminate or materially reduce or change the pricing or other material terms of its business with the Company or any of its Subsidiaries.

THE REPRESENTATIONS AND WARRANTIES BY THE SELLER, HOLDINGS, THE COMPANY AND ITS SUBSIDIARIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER, HOLDINGS, THE COMPANY AND ITS SUBSIDIARIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND THE SUBSIDIARIES), ARE SPECIFICALLY DISCLAIMED BY THE SELLER, HOLDINGS, THE COMPANY AND ITS SUBSIDIARIES.

ARTICLE IV
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as follows:

4.01.           Organization, Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of . Purchaser has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective business as now being conducted.

4.02.           Authority; Execution and Delivery; and Enforceability.

(a)        Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Sale and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Sale and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.

(b)        This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the other parties thereto) constitutes a legal, valid and binding obligation of Purchaser, and the Ancillary Agreements to which they are a party, when executed and delivered by Purchaser will be duly and validly authorized, executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the other parties thereto) will be the legal, valid and binding obligation of Purchaser, in each case enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.

4.03.           No Conflicts; Consents.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation of the Sale and the other transactions contemplated hereby and thereby, and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract to which Purchaser is bound or (iii) any Judgment or Law applicable to Purchaser or the properties or assets of Purchaser.

4.04.           Litigation.  There are not any (a) outstanding Judgments against Purchaser, or any of Purchaser's Subsidiaries or (b) Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of Purchaser's Subsidiaries that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform their obligations under this Agreement or on the ability of Purchaser to consummate the Sale and the other transactions contemplated hereby.

4.05.           No Insolvency.  Purchaser is not the subject of any pending, rendered or, to Purchaser's Knowledge, threatened insolvency or similar proceedings.  Purchaser has not made an assignment for the benefit of creditors.  Purchaser is not insolvent nor will it become insolvent as a result of the execution, delivery or performance by Purchaser of this Agreement or the Ancillary Agreements to which Purchaser is a party.

4.06.           Broker's Fees.  Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the , or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Company or any Subsidiary of the Company.

ARTICLE V
Covenants

5.01.           Conduct of Business Pending Closing.  From the date hereof until the Closing, the Seller and Holdings shall cause the Company and each of its Subsidiaries to, and the Company shall (and shall cause each of its Subsidiaries to):

(a)        maintain its existence in good standing;

(b)        maintain the general character of its business and properties and conduct its business in the Ordinary Course of Business, except as otherwise expressly permitted by this Agreement;

(c)        maintain its business and accounting records consistent with past practices;

(d)        file on a timely basis with the appropriate Taxing authorities all Tax Returns required to be filed, and pay all Taxes due, before the Closing Date; and

(e)        use its commercially reasonable efforts to (i) preserve its business intact, (ii) keep available to the Company the services of its present officers and employees, and (iii) preserve for the Company or its Subsidiaries the goodwill of its suppliers, customers and others having business relations with the Company or such Subsidiaries.

5.02.           Prohibited Actions Pending Closing.  Unless otherwise expressly permitted herein or approved by Purchaser in writing (which approval shall not be unreasonably withheld, conditioned or delayed) or required by applicable Law or in the Ordinary Course of Business, from the date hereof until the Closing, the Seller and Holdings shall cause the Company and each of its Subsidiaries not to, and the Company shall not (and shall not permit its Subsidiaries to):

(a)        declare, set aside or pay any dividend or other distribution in respect of any securities of the Company or repurchase, redeem or acquire any outstanding securities of, or other ownership interest in, the Company or any Subsidiary;

(b)        propose or adopt any change in its organizational or governing documents;

(c)        merge, consolidate or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization involving the Company or any of its Subsidiaries, other than the Sale;

(d)        issue or repurchase any interests in the Company or any of its Subsidiaries or split, combine or reclassify any interests of the Company or any of its Subsidiaries or amend the terms of any such interests;

(e)        (i) approve, adopt or enter into any stockholders' rights plan or other anti-takeover measure unless it excludes Purchaser and any of their Affiliates from its operation in all respects; or (ii) take any action that would cause any takeover statute to apply to this Agreement, the Sale, or the other transactions contemplated hereby;

(f)        award or pay any bonuses to employees of the Company or any Subsidiary or enter into any employment, deferred compensation, severance or similar agreement (nor amend any such agreement) or agree to increase the compensation payable or to become payable by it to any of the Company's or any of its Subsidiaries' directors, officers, employees, agents or representatives or agree to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives or adopt any new such plan or arrangement all except as set forth on Schedule 5.02;

(g)        change accounting or Tax reporting principles, methods or policies of the Company or any of its Subsidiaries;

(h)        make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(i)        enter into any transaction or Contract other than in the Ordinary Course of Business;

(j)        fail to promptly pay and discharge any current material Liability except where disputed in good faith by appropriate proceedings;

(k)        accelerate receipt of any accounts receivable or delay the payment of any accounts payable;

(l)        Except as set forth on Schedule 5.02 and any payments for management fees and payables to an Affiliate in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any Person, form any subsidiary or pay any fees or expenses to any director, officer, partner or Affiliate thereof or to the Seller or any Affiliate of the Seller;

(m)        (i) mortgage, pledge or subject to any Lien any of its assets, or (ii) acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company or any Subsidiary, except, in the case of clause (ii), in the Ordinary Course of Business;

(n)        Except as set forth on Schedule 5.02, discharge or satisfy any Lien, or pay any other Liability, except in the Ordinary Course of Business;

(o)        cancel or compromise any Indebtedness or amend, cancel, terminate, relinquish, waive or release any Contract or right, in each case, except in the Ordinary Course of Business, and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;

(p)        make or commit to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate;

(q)        Except as set forth on Schedule 5.02, issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness except in the Ordinary Course of Business, and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;

(r)        grant any license or sublicense of any rights under or with respect to any Intellectual Property Rights except in the Ordinary Course of Business;

(s)        Except as set forth on Schedule 5.02, institute or settle any Proceeding;

(t)        terminate, amend, restate, supplement or waive any rights under any (A) Company Contract or (B) Permit; and

(u)        agree, commit, arrange or enter into any understanding to do anything set forth in this Section 6.02.

5.03.           No Solicitation.

(a)        The Seller, Holdings, the Company and its Subsidiaries shall, and shall cause their respective Affiliates and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to immediately cease and cause to be terminated any discussions or negotiations that commenced prior to the date of this Agreement with respect to an Acquisition Proposal.

(b)        From the date of this Agreement until 11:59 p.m. on July 25, 2010 or, if earlier, the termination of this Agreement in accordance with its terms, the Seller, Holdings and the Company shall not, and each shall cause its Subsidiaries and their respective Affiliates and Representatives not to, nor shall the Seller, Holdings or the Company authorize or permit any Affiliate or Representative to, directly or indirectly, (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement, agreement-in-principle or letter of intent providing for or accept any Acquisition Proposal, or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; provided, however, nothing in this Agreement or the Ancillary Agreements shall prevent:

(i)           the conversion of Indebtedness owed by the Company or any of its Subsidiaries to the Seller or Holdings or intercompany accounts payable or owed by the Company or any of its Subsidiaries to Seller or Holdings into new membership interests in the Company issued to and owned by Seller or Holdings (it being understood that such new membership interests would then be treated as "Interests" for all purposes of this Agreement); or

(ii)           the transfer from Intersections Business Services LLC to the Company or its Subsidiaries of assets, liabilities and personnel used in the business of the Company or its Subsidiaries; or

(iii)           a sale, merger, consolidation, recapitalization, reorganization or similar transaction related to the stock or substantially all of the assets of the Seller (a "Change of Control Transaction"); provided that, to the extent any such Change of Control Transaction is structured to include the transfer of all or substantially all of the assets of the Company and its Subsidiaries, the Seller shall assign this Agreement to the transferee of such assets to the extent necessary to preserve the benefits of this Agreement for Purchaser.

5.04.           Notification of Certain Matters.  The Seller and Holdings shall give prompt notice to Purchaser of (a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available to Purchaser.

5.05.           Access to Information.  The Seller and Holdings shall, and each shall cause its Subsidiaries, officers, directors, employees and agents to, afford Purchaser and its Representatives reasonable access, from the date hereof to the Closing, to its officers, employees, agents, properties, books and records, and shall furnish Purchaser all financial, operating and other data and information as Purchaser, through its Representatives, may reasonably request.  No investigation by a party heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the other party, which shall survive any such investigation, or the conditions to the obligation of such party to consummate the transactions contemplated hereby.  Purchaser shall keep all information discovered in the course of such investigation confidential in accordance with the terms of this Agreement.

5.06.           Closing Efforts; Governmental and Third-Party Notices and Consent.

(a)        Each of the parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other parties to consummate the Sale are satisfied.

(b)        Each party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(c)        The Company shall use its commercially reasonable efforts to obtain, at its expense, all Consents required to be listed in a schedule to this Agreement.

5.07.           Tax Matters.  The following provisions shall govern the allocation of responsibility between Purchaser and the Seller for certain Tax matters following the Closing Date.

(a)        Responsibility for Filing Tax Returns.  The Seller shall timely file all Tax Returns required to be filed by the Company and its Subsidiaries that (1) are required to be filed (taking into account extensions) on or before the Closing Date or (2) are required to be filed (taking into account extensions) after the Closing Date and (a) are consolidated returns of the Seller and its Affiliates or (b) are required to be filed on a separate Tax Return basis for any Pre-Closing Tax Period.  The Seller shall pay or cause to be paid all Taxes shown due on such Tax Returns except for any such Taxes duly reserved and accrued for that are reflected in the Closing Working Capital.  All other Tax Returns required to be filed by the Company and its Subsidiaries shall be the responsibility of the Purchaser and Purchaser shall pay or cause to be paid all Taxes shown due thereon.  With respect to any Tax Return to be filed by Purchaser for a taxable period that includes a Straddle Period, Purchaser shall prepare such Tax Returns in a manner consistent with the Company's prior practice.  Purchaser shall provide the Seller with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for the Seller's review and approval.  The Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In no event shall Purchaser file any such Tax Return relating to the Company for a taxable period that includes a Straddle Period without the prior approval of the Seller, which shall not be unreasonably withheld or delayed.  The Seller shall timely pay to Purchaser all Taxes for which the Company and its Subsidiaries may be liable with respect to any Pre-Closing Tax Period.  Purchaser shall timely pay to the Seller all refunds of Taxes for which the Company and its Subsidiaries are paid after the Closing for any Pre-Closing Tax Period, but shall have no obligation to request any refund of Taxes.

(b)        Cooperation on Tax Matters.

(i)           The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 5.07(a) (including signing any such Tax Returns) above and any audit or Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)           Purchaser and the Seller further agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)           Purchaser and the Seller further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to Code Sections 6043 or 6043A and all Treasury Regulations promulgated thereunder.

(c)        Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(d)        Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Seller when due, and the Seller shall, at the Seller's expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

5.08.           Publicity.  No party to this Agreement shall directly or indirectly make any public announcement or statement regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior consent of Purchaser, in the case of an announcement or statement by the Company, Holdings or the Seller, or the Seller in the case of an announcement by Purchaser, such consent not to be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that Purchaser and the Seller may make internal announcements to its employees as it deems appropriate; provided, further, that the Seller may issue a press release that is approved by the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, concerning the transactions contemplated by this Agreement.

5.09.           Confidentiality.

(a)        Purchaser acknowledges that the information being provided to it in connection with the Sale and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and the Seller dated February 4, 2010 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate as to confidentiality with respect to information relating solely to the Company and its Subsidiaries; provided, however, that Purchaser acknowledges that any and all other terms and conditions of the Confidentiality Agreement (including relating to the confidentiality of information relating to the Seller and its Affiliates other than the Company and its Subsidiaries) shall survive the Closing Date in accordance with the terms of the Confidentiality Agreement.

(b)           For five (5) years after the Closing, the Seller and Holdings shall not, and each shall cause its Affiliates not to, use the Company Confidential Information in connection with a Competing Business or disclose any Company Confidential information except to the extent that (i)  in the case of disclosure, such disclosure of Company Confidential Information (A) is required by applicable Law (including, for avoidance of doubt, any applicable rules of any stock exchange or automated quotation system or as required by the Code) or administrative process or (B) required by any Governmental Entity or in connection with any Judgment or Proceeding (ii) the Company Confidential Information is or becomes available to the public or otherwise generally known in the industry other than as a result of a breach of this Section 5.09(b) (iii) the Company Confidential Information is or becomes available because it is independently developed by the Seller or Holdings or their respective Affiliates without the use of Company Confidential Information.

5.10.           Records.  On the Closing Date or as soon as practical thereafter, the Company shall have in its possession all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium relating to the Company and its Subsidiaries (collectively, "Records").

5.11.           Resignations.  On the Closing Date, the Company shall cause to be delivered to Purchaser duly executed resignations, effective as of the Closing, of all directors and officers of the Company and its Subsidiaries (other than any such resignations that Purchaser or Purchaser designates by written notice to the Company to be unnecessary) and shall take such other action as is necessary to accomplish the foregoing.

5.12.           Intercompany Accounts and Agreements.  The Seller and Holdings shall and shall cause the Company to take such action as may be necessary so that, as of the Closing Date, all agreements between or among any Related Person, on the one hand, and the Company, on the other hand to be terminated with no further Liabilities on the part of any party thereto, except for those that are set forth on Schedule 5.12.

5.13.           Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Seller and Holdings, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose all at the sole cost and expense of Purchaser.

5.14.           Insurance Matters.

(a)        From and after the Closing, Purchaser shall cause the Company and its Subsidiaries to (and the Company and its Subsidiaries shall ) fulfill and honor in all material respects the obligations of the Company and its Subsidiaries pursuant to any indemnification, exculpation from liability or advancement of expenses provisions under the Charter Documents of the Company (the current and former officers and directors of the Company or any Subsidiary of the Company, and all other persons entitled to be indemnified pursuant to such provisions or agreements being referred to collectively as the "D&O Indemnified Parties").  Purchaser shall cause the Charter Documents of the Company to contain provisions no less favorable with respect to indemnification, exculpation from liability and advancement of expenses of the D&O Indemnified Parties than are set forth in the Company's Charter Documents as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party, unless such amendment, modification or repeal is required by applicable Law after the Closing.

(b)        The Seller shall not terminate the E&O Policy until the end of the current term thereof and shall comply with the requirements of the E&O Policy necessary to keep such policy in effect for the current term thereof.  In the event the E&O Policy terminates for any reason, the Seller shall replace such policy with a substantially equivalent policy under which the Company and its Subsidiaries are additional named insureds; provided, however that the cost of the premium for doing so does not exceed 300% of the amount of the original premium cost.  Following Closing and subject to the applicable terms and conditions of the E&O Policy: The Company and its Subsidiaries shall be entitled to submit claims under the E&O Policy directly to the insurer or, at the Company's option, indirectly through the Seller.  In the event that the Company and its Subsidiaries submit a claim under the E&O Policy directly to the insurer, the Company and its Subsidiaries shall provide a simultaneous copy of such claim to Seller.  In the event the Company elects to submit a claim on behalf of the Company and its Subsidiaries indirectly through the Seller, the Seller and the Company shall work together in good faith to ensure that the Seller has all required information related to such claim necessary for submission thereof and the Seller shall submit and pursue such claim in the same manner as it would in respect of a claim on behalf of a Seller Subsidiary.

5.15.           Solicitation or Hiring of Employees; Non-competition.

(a)        For a period of twelve (12) months after the Closing Date, the Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly (i) solicit or recruit for employment, or employ, receive or accept the performance of services by, any employee of the Company or any of its Subsidiaries or (ii) solicit or encourage any employee of the Company or any of its Subsidiaries to leave the employment of the Company or such Subsidiary, in each case except for (A) general solicitations of employment by the Seller or its Affiliates (including solicitations through employee search firms or similar agents) not specifically directed towards employees of the Company and its Subsidiaries and (B) solicitations of former employees of the Company and its Subsidiaries whose employment was terminated by Purchaser, the Company, any of the Company's Subsidiaries or any of their respective Affiliates.

(b)        Seller represents that as of the date of this Agreement neither it nor any Seller Subsidiary as of the date hereof has the intention to re-enter into the business of providing clients with consumer reports under Section 604(3)(B) of the FCRA for the purpose of pre-employment background screening (a "Competing Business").  Furthermore, Seller agrees that except as provided below, for a period of twelve (12) months after the Closing Date, neither Seller nor any Seller Subsidiary (the "Restricted Persons") will directly operate a Competing Business; provided, however, that the term "Restricted Person" as used in this Section 5.15(b) shall not include any Person that becomes an Affiliate of Seller or a Seller Subsidiary after the date hereof in connection with a Permitted Transaction.  As a qualification of the forgoing part of this Section 5,15(b) and for the avoidance of doubt, the Parties expressly agree and acknowledge that nothing in this Section 5.15(b) shall in any way be deemed to limit a Restricted Person's right or ability to (i) enter into or perform a joint venture, a merger with or into any other Person (in which case the survivor shall be an Affiliate after the date hereof under this Section 5.15(b)), sell some or all of its assets, sell any equity interests to or make any other financial or business arrangements with or into any other Person, whether or not such other Person is directly or indirectly involved in a Competing Business, (ii) receive or make an investment or contribution from or into any other Person (whether or not such other Person is directly or indirectly involved in a Competing Business), (iii) enter into or perform a licensing or similar agreement with any other Person (whether or not such other Person is directly or indirectly involved in a Competing Business), (iv) borrow money from or enter into a financing with any other Person (whether or not such other Person is directly or indirectly involved in a Competing Business), or (v) enter into or perform a third party transaction with any other Person (whether or not such other Person is directly or indirectly involved in a Competing Business) (each of the foregoing, a "Permitted Transaction").  "Seller Subsidiary" means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Seller or (ii) the Seller is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

(c)        If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.  The Seller agrees that Purchaser shall be entitled to injunctive relief requiring specific performance by the Seller of this Section, and the Seller consents to the entry thereof.

5.16.           Employees and Employee Benefits.  Effective as of the Closing Date, the Covered Individuals shall automatically cease active participation in all employee benefit plans and arrangements sponsored or maintained by Seller or any of its Affiliates (other than the Company Plans).  For a period of twelve (12) months after the Closing Date, Purchaser shall cause the Covered Individuals who continue to work for Purchaser following the Closing to be provided with benefits that are substantially similar in the aggregate to the benefits provided by Purchaser and its Subsidiaries to similarly situated employees.

ARTICLE VI
Conditions to Closing

6.01.           Conditions Precedent to Each Party's Obligation to Effect the Sale.  The respective obligations of each party hereto to effect the  shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:

(a)        No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Sale shall be in effect; provided that each of the parties hereto and their respective affiliates shall use commercially reasonable efforts to have such order or injunction vacated or terminated.  No Law shall have been enacted or shall be deemed applicable to the Sale which makes the consummation of the Sale illegal.

6.02.           Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser to consummate the Closing are subject to satisfaction or (to the extent permitted by Law) waiver by Purchaser, prior to or on the Closing Date, of each of the following conditions precedent:

(a)        Performance of Obligations; Representations and Warranties.  The Company, Holdings and the Seller shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.  Each of the Company's, Holdings' and the Seller's representations and warranties contained in Article II and Article III of this Agreement shall be true and correct as of the Closing Date (except in each case in respect of representations made as of a specified date, which shall be true and correct as of such specified date), except, in each case, where the failure to not be so true and correct would not have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)        Deliveries.  The Seller shall have delivered the following to Purchaser:

(i)           [Intentionally omitted];

(ii)           The certificate attached hereto as Exhibit A, duly executed by an appropriate officer of the Seller, stating that the Seller is not a foreign person as defined in Code Section 1445;

(iii)           The transition services agreement attached hereto as Exhibit E (the "Transition Services Agreement") duly executed by Holdings;

(iv)           A copy of the Escrow Agreement, by and among Purchaser, the Seller and the Escrow Agent, attached hereto as Exhibit B (the "Escrow Agreement"), duly executed by the Seller and the Escrow Agent;

(v)           The Release attached hereto as Exhibit C (the "Seller Release"), duly executed by the Seller and Holdings;

(vi)           The consents specified in Schedule 6.02(b)(vi);

(vii)           Duly executed letters of resignation from each of the directors and officers of the Company and its Subsidiaries as of immediately prior to the Closing Date (other than any such resignations that Purchaser or Purchaser designates by written notice to the Company to be unnecessary);

(viii)           A certificate of the Secretary of the Seller in form and substance reasonably acceptable to Purchaser, certifying as to (A) the authorization of the board of directors of the Seller and the boards of managers of Holdings and the Company, of the Company's sole member, of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which the Seller, Holdings or the Company is a party and the consummation of the Sale and the other transactions contemplated hereby; (B) the names and the signatures of the Seller's, Holdings' and the Company's officers authorized to sign this Agreement and each of the Ancillary Agreements to which the Seller, Holdings or the Company is a party; and (C) the organizational documents of the Seller, Holdings, the Company and each of the Company's Subsidiaries, each as in effect immediately prior to the Closing;

(ix)           Certificates of good standing, dated not more than fifteen (15) days prior to the date of the Closing, of the Company and each of its Subsidiaries certified by the appropriate authority in the applicable jurisdiction of formation, and in each jurisdiction in which such entity is qualified as a foreign corporation;

(x)           Certificates representing the Interests, duly endorsed in blank or accompanied by appropriate stock powers; and

(xi)           Evidence reasonably satisfactory to Purchaser of the termination of the participation of Intersections Business Services LLC in the 401(k) plan maintained by American Background Information Services, Inc.

6.03.           Conditions Precedent to the Seller's Obligations.  The obligations of the Seller and Holdings to consummate the Closing subject to the satisfaction, or (to the extent permitted by Law) waiver by the Seller prior to or on the Closing Date, of each of the following conditions precedent:

(a)        Performance of Obligations; Representations and Warranties.  Purchaser shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.  Each of the representations and warranties of Purchaser contained in Article IV shall be true and correct in all material respects (except for any such representation and warranty that is qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.  .

(b)        Deliveries by Purchaser.  Purchaser shall have delivered the following to the Seller:

(i)           [Intentionally omitted];

(ii)          The Escrow Agreement, duly executed by Purchaser; and

(iii)          The Transition Services Agreement, duly executed by Purchaser.

6.04.           Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the  and the other transactions contemplated by this Agreement, as required by and subject to Section 5.06.

ARTICLE VII
Termination

7.01.           Termination.  This Agreement may be terminated, and the  may be abandoned, at any time prior to the Closing:

(a)        by the mutual agreement of Purchaser and the Seller;

(b)        by Purchaser, in the event the Company or the Seller materially breaches or fails to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement unless such breach or failure is cured within fifteen (15) days after written notice to the Company by Purchaser;

(c)        by Purchaser, in the event that there shall have been a breach by the Company of any provision of Section 5.03 (No Solicitation);

(d)        by the Company if (i) the Closing shall not have occurred by July 31, 2010; provided that the right to terminate this Agreement under this Section 8.01(d): any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Sale and such order, decree, ruling or other action shall have become final and nonappealable;

(e)        by the Seller, in the event Purchaser materially breaches or fails to perform any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement unless such breach or failure is cured within fifteen (15) days after written notice to Purchaser by the Seller.

7.02.           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice shall be given by the terminating party to the other parties hereto and this Agreement shall forthwith become void and there shall be no liability on the part of Purchaser or the Company, except that (i) the provisions of this Article VII and Article IX shall survive any such termination, and (ii) nothing herein will relieve any party from liability for fraud or for any willful breach of any representation or warranty or any willful breach prior to such termination of any covenant or agreement contained herein or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of any breach by the other party or parties of this Agreement.

ARTICLE VIII
Indemnification

8.01.           Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Ancillary Agreement shall survive the Closing through and including the twelve (12)-month anniversary of the Closing Date; provided, however, that the representations and warranties (a) set forth in Sections 2.01 (Organization, Standing and Power), 2.02 (Authority; Execution and Delivery; Enforceability); 2.04 (Interests), 3.01 (Organization), 3.02 (Capitalization) and 3.04 (Authority; Execution and Delivery; Enforceability) shall survive the Closing indefinitely (the "Excluded Representations and Warranties"), (b) set forth in Sections 3.14 (Taxes) and 3.16 (Employee Benefit Plans) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) set forth in Sections 4.01 (Organization) and 4.02 (Authorization) shall survive the Closing indefinitely (in each case, the "Survival Period"); provided, however, that any obligations under Sections 8.02 and 8.03 shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.04 before the termination of the applicable Survival Period.  The rights to indemnification set forth in this Article VIII shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

8.02.           Indemnification by the Seller.

(a)        After the Closing Date, the Seller shall, subject to the limitations contained in Section 8.02(c) and Section 8.05, indemnify Purchaser and its respective directors, officers, employees, Affiliates (including the Company), stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") and hold each of them harmless from and against, any and all Losses suffered or incurred by such Purchaser Indemnified Party to the extent arising from or related to:

(i)           any breach of any of the representations or warranties made by the Seller or Company in this Agreement or in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto;

(ii)           any breach of any covenant or other agreement on the part of the Seller or the Company under this Agreement;

(iii)           any Taxes of the Company or its Subsidiaries for Pre-Closing Tax Periods or the imposition, assessment or assertion of any Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods;

(iv)           any obligation of Control Risks Screen Ltd. accruing after the Determination Date but on or before December 31, 2010 to make the statutory severance payments set forth in Schedule 8.02(a)(iv), except to the extent such obligation is included in Current Liabilities on the Final Statement; or

(v)           the matters set forth in Schedule 3.15 (subject to the requirements of Section 8.04(b) (Third Party Claims); provided that Purchaser shall not be required to give notice pursuant to Section 8.04(b)(i)).

(b)        "Losses" shall mean any and all losses, liabilities, claims, damages, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest and costs and expenses (including reasonable attorney's fees and disbursements of every kind, nature and description), in each case net of any (A) insurance proceeds, indemnification payments or similar payments actually received by Purchaser or any Purchaser Indemnified Party in connection with such Loss and (B) the amount of any Tax benefit actually realized by Purchaser or any Purchaser Indemnified Party; provided, however, Losses shall not include punitive, consequential, indirect, speculative or special damages unless such amounts are actually payable after giving effect to this Agreement to a third party not affiliated with or an Affiliate of, or not a Related Person to, Purchaser.

(c)        Subject to Section 8.05 and except as set forth in this Section 8.02(c), (i) the aggregate obligations of the Seller to indemnify and hold harmless Purchaser Indemnified Parties under Section 8.02(a) shall be limited to the Indemnity Escrow Amount (such amount, the "Deal Proceeds Cap") via payment from the Escrow Fund and (ii) the aggregate liability of the Seller, Holdings or any of their respective Affiliates for Losses or otherwise under this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement to any Person shall not exceed the Deal Proceeds Cap; provided,however, that the Deal Proceeds Cap shall not apply to Losses resulting from the Seller’s fraud with intent to deceive, a breach of Excluded Representations and Warranties, a breach of Section 3.14 (Taxes) or the matters set forth in Schedule 3.15 paragraph (a) (the “Major Items”); provided, further, that the aggregate liability of Seller, Holdings and each of their respective Affiliates for the Major Items shall be the amount of the Base Purchase Price.  All obligations of the Seller to indemnify and hold harmless Purchaser Indemnified Parties under this Article VIII shall be satisfied first via payment from the Escrow Fund pursuant to the Escrow Agreement to the extent of the available Indemnity Escrow Amount, and for any amounts greater than the available Indemnity Escrow Amount, from the Seller.

8.03.           Indemnification by Purchaser.

(a)        Purchaser hereby agrees to indemnify and hold the Seller and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (the "Seller Indemnified Parties" and together with the Purchaser Indemnified Parties, "Indemnified Parties") harmless from and against, and pay to the Seller Indemnified Parties the amount of any and all Losses, to the extent arising from or related to:

(i)           the breach of any of the representations or warranties made by Purchaser in this Agreement or in any Ancillary Agreement;

(ii)           the breach of any covenant or other agreement on the part of Purchaser under this Agreement; and

(iii)           any Taxes of the Company or its Subsidiaries for Post-Closing Tax Periods or the imposition, assessment or assertion of any Taxes of the Companies and its Subsidiaries for Post-Closing Tax Periods.

(b)        Purchaser shall not be required to indemnify any the Seller Indemnified Parties, and shall not have any Liability under Section 8.03(a)(i) in excess of the Indemnity Escrow Amount; provided that the Indemnity Escrow Amount limitation shall not apply to Losses related to any breach of Sections 4.01 (Organization) and 4.02 (Authorization), which shall be limited in the aggregate to the Deal Proceeds Cap.

8.04.           Indemnification Procedures.

(a)        A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to Purchaser by the Seller or to the Seller by Purchaser; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII, unless the indemnifying party has been prejudiced by such delay.  If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures, except as modified herein (the "Rules").  There shall be a single arbitrator.  The parties shall have 10 days from the commencement of the arbitration in accordance with the Rules to agree on a single arbitrator.  Failing timely agreement, the arbitrator shall be selected by JAMS in accordance with the JAMS appointment rules.  All arbitration pursuant to this Section 8.04 shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such arbitration shall be admissible for any purpose in any subsequent proceedings.  The place of arbitration shall be New York, New York.  The parties shall use reasonable efforts to ensure that the arbitration proceedings shall be scheduled to begin no more than 30 days after the filing of the request for arbitration of such dispute and to conclude no later than 120 days after the filing of such request.  The parties shall be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided, however, that the arbitrator shall be permitted, in his or her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.  Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered in any court having jurisdiction.

(b)        In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.02 or 8.03 hereof (a "Third Party Claim"):

(i)           The indemnified party shall, within ten (10) days after its receipt of notice of a Third Party Claim which is covered by this indemnity, cause written notice (in reasonable detail) of such Third Party Claim to be provided to the indemnifying party; provided, however, that failure to give such notification shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto unless the indemnifying party is prejudiced by such failure.

(ii)           If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the indemnifying party if (A) so requested by the indemnifying party to participate or (B) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one attorney for all indemnified parties in connection with any Third Party Claim.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above) or if an actual conflict of interest with such indemnified party exists.  If the indemnifying party chooses to defend or prosecute a Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).  If the indemnifying party shall assume the control of the defense of any Third Party Claim, the indemnifying party shall obtain the prior written consent, which consent shall not be unreasonably delayed, withheld or conditioned, of the indemnified party before entering into any settlement of such Third Party Claim in the event that the settlement does not expressly and unconditionally release the indemnified party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the indemnified party.

(iii)           If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim in its sole discretion.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable and documented (with sufficient detail to understand the type and nature of such expenses) expenses of defending such Third Party Claim.

(c)        Indemnification of Tax Claims.

(i)           Reasonably promptly after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under Section 8.02 (a "Tax Controversy") by it against the other party, the indemnified party shall notify the indemnifying party of the Tax Controversy, and thereafter shall promptly forward to the indemnifying party copies of written notices and communications with a Taxing Authority relating to such Tax Controversy; provided, however, that the failure to forward such notices and communications to the indemnifying party shall not release the indemnifying party from any of its obligations under Section 8.02 unless the indemnifying party is prejudiced by such failure.  Upon notice to the indemnified party, the indemnifying party may elect to control, and may elect, at its sole cost and expense, to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding, suit, contest or any other action (a "Tax Proceeding") with respect to a Tax Controversy for which it would be required to indemnify the other party; provided that (X) the indemnifying party's counsel is reasonably satisfactory to the indemnified party and (Y) the indemnifying party shall not settle any Tax Proceeding with respect to a Tax Controversy on a basis that would adversely affect the indemnified party without obtaining the indemnified party's written consent, which consent shall not be unreasonably delayed, withheld or conditioned.  If the indemnifying party does not elect to control a Tax Proceeding with respect to a Tax Controversy pursuant to this Section 8.04(c), then the indemnified party shall have discretion in handling, settling or contesting such Tax Proceeding.  The indemnified party shall not settle any Tax Controversy without obtaining the indemnifying party's written consent, which consent shall not be unreasonably delayed, withheld or conditioned.  The Seller shall be liable for the reasonable and documented (with sufficient detail to understand the type and nature of such expenses) fees and expenses of counsel employed by Purchaser for any Tax Proceeding which the Seller has not elected to control.  The Seller and Purchaser shall jointly control, and shall each have the right to participate in all activities and strategic decisions with respect to, any Tax Proceedings for which each party would be required to indemnify the other party with respect to one or more Tax issues.  The Seller may assume sole control of any such Tax proceeding for any Straddle Period in which they have sole Liability for any Taxes that might arise in such proceeding.  The Seller or Holdings shall allow the Company to participate in any Tax audit involving the consolidated Tax Returns of the Seller or Holdings to the extent that such Tax Returns relate to the Company and its Subsidiaries, and neither the Seller nor Holdings shall settle such Tax audit in a manner that would adversely affect the Company and its Subsidiaries without the Company's written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that nothing in this Section 8.04 shall give the Purchaser or any of its Affiliates access to or the right to receive or have any Tax Returns of the Seller and its Affiliates or other information related to the Taxes of the Seller and its Affiliates (other than, in each case, the Company and the Subsidiaries).

(ii)           In the case of any Straddle Period, (A) real, personal and intangible property Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily pro rata basis and (B) all other Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis.

(iii)           Any indemnity payment required to be paid in respect of a Tax matter shall be paid within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments), which Taxes shall be determined, in the case of Purchaser or the Company, without regard to any available Tax attributes including net operating losses.

(iv)           The indemnification provisions in this Agreement relating to Taxes shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof).

(d)        Subject to the limitations set forth in this Agreement, after any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten Business Days after the date of such notice.

(e)        Any notice provided by Purchaser pursuant to this Article VIII need only be given to the Seller insofar as a claim for indemnification may be asserted by Purchaser.

8.05.           Limitations on Indemnification.

(a)        There shall be no liability of the Seller or Purchaser for indemnification under Section 8.02(a)(i) or (ii) or 8.03(a)(i) or (ii) (as the case may be) unless the aggregate amount of Losses thereunder exceeds $150,000 (the "Indemnification Threshold"), at which time the Seller or the Purchaser, as applicable, will be liable with respect to the aggregate amount of all such Losses, regardless of the Indemnification Threshold; provided, however, that the Indemnification Threshold shall not apply to the Excluded Representations and Warranties, breaches of Section 3.14. For purposes of calculating Losses hereunder, any materiality or Company Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(b)        Except as set forth in Section 8.05(d) or Section 9.09, the right of any Indemnified Parties to be indemnified and held harmless pursuant to and in accordance with the limitations set forth in this Article VIII shall be such Persons' sole and exclusive remedy from and after the Closing with respect to the Seller, Holdings and their respective Affiliates.

(c)        After the Closing, the Seller shall have no right of contribution or other recourse against the Company or its Subsidiaries or their respective directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties.

(d)        Notwithstanding anything in this Agreement to the contrary, nothing in this Article VIII shall be deemed to limit any claims (i) against any Person based on fraud committed by such Person, or (ii) for non-fulfillment or breach of any covenant or agreement of Purchaser to pay any portion of the Purchase Price to the Seller under this Agreement, of Seller to sell, transfer and deliver the Interests to Purchaser under this Agreement or of Purchaser or Seller to pay any portion of the adjustment to the Purchase Price payable under Section 1.06(f).

8.06.           Escrow.  Any payment the Seller is obligated to make to any Purchaser Indemnified Party pursuant to this Article VIII shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of funds to such Purchaser Indemnified Party from the Escrow Account by the Escrow Agent pursuant to the Escrow Agreement.  To the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Seller shall be required to pay all of such additional sums due and owing to Purchaser Indemnified Parties by wire transfer of immediately available funds within five Business Days after the date of such notice.  The Escrow Agent shall release the remainder of the Indemnity Escrow Amount (plus all accrued interest) to the Seller on the date that is twelve (12) months after the Closing Date pursuant to the Escrow Agreement, except that the Escrow Agent shall retain an amount equal to the amount of claims for indemnification under this Article VIII asserted prior to such date but not yet resolved ("Unresolved Claims").  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article VIII and the terms of the Escrow Agreement.

ARTICLE IX
General Provisions

9.01.           Fees and Expenses.  Except as set forth in Section 1.06(e) (relating to the expenses of the Independent Accounting Firm), Article VIII, or as otherwise agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses whether or not the Sale is consummated.

9.02.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller, Holdings or the Company without the prior written consent of Purchaser and any attempted assignment without the required consents shall be void; provided, that the Seller shall be entitled to assign without Purchaser's consent (i) this Agreement to a purchaser of all or substantially all of the assets of the Seller in a Change in Control Transaction, (ii) its rights to receive indemnity payments pursuant to Article VIII to any financing source in connection with a secured financing and (iii) its right to receive the Indemnity Escrow Amount (pursuant to the terms of this Agreement and the Escrow Agreement).  Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser's rights to seek indemnification hereunder) to any Person; provided that no such transfer or assignment shall relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.03.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto.

9.04.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

if to Purchaser or to the Company after the Closing,

Sterling Infosystems, Inc.
249 W. 17th Street
New York, New York 10011
Facsimile: (646) 536-5222
Attn: William Greenblatt and Andrew Reiben

with a copy to:

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Facsimile:  (973) 597-2400
Attn:  Edward M. Zimmerman and Ethan A. Skerry

and

if to the Seller, Holdings or to the Company prior to the Closing,

Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151
Facsimile:  (703) 488-1757
Attn: John Scanlon, Chief Operating Officer

with a copy to:

Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC  20004
Facsimile:  (202) 637-5910
Attn:  Jeffrey Hurlburt

9.05.           Interpretation; Exhibits and Schedules; Certain Definitions.

(a)        The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  All amounts payable hereunder shall be paid in U.S. Dollars.  All references to currency set forth herein shall be for U.S. Dollars.  For purposes of determining any U.S. Dollar thresholds in this Agreement, the following exchange rates shall be used: each Singapore Dollar is equal to $0.7191 in U.S. Dollars and each British Pound is equal to $1.4968 U.S. Dollars.

(b)        For all purposes hereof:

(i)           "Acquisition Proposal" means any transaction involving (A) a direct or indirect sale or license of all or a substantial part of the assets of the Company or any Subsidiary, (B) a sale of any equity interest of the Company or any Subsidiary, (C) a sale, merger, consolidation, recapitalization, reorganization  or similar transaction involving the Company or any Subsidiary.

(ii)           "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(iii)           "Ancillary Agreements" means the Escrow Agreement, the Seller Release, the Confidentiality Agreement and the Transition Services Agreement and each other agreement, document, or instrument or certificate executed in connection with the transactions contemplated by this Agreement.

(iv)           "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(v)           "Company Confidential Information" means the proprietary and non-public business plans, client lists, sales and marketing information, business and financial plans, information regarding ongoing litigation, pricing information, drawings, know-how, technical information, operating techniques, prototypes, financial data, relating to the business or affairs of the Company or its Subsidiaries.

(vi)           "Company Material Adverse Effect" means any long-term and material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, prospects, condition (financial or other) or results of operations of the Company and the Subsidiaries, taken as a whole; provided that, for all purposes of this Agreement, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, except to the extent that such changes have a disproportionate adverse effect on the Company and the Subsidiaries, taken as a whole, relative to other similarly situated participants in the business or industry and in any geographic region in which the Company operates:  (A) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to general economic, business, political, financial or market conditions; (B) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any facts, circumstances or conditions generally affecting any of the industries or industry sectors in which the Company operates; (C) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any act of terrorism, war, calamity, act of God or other similar event, occurrence or circumstance; (D) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in Law; (E) any adverse effect arising directly or indirectly from or otherwise relating directly or indirectly to any change in, accounting principles or the interpretation or application thereof; (F) any change or adverse effect resulting from the announcement of the transactions contemplated by this Agreement; and (G) the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period.

(vii)           "Contract" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(viii)           "Governmental Entity" means any legislative, executive, judicial, regulatory or administrative unit of any governmental entity (multinational, foreign, federal, state or local) or any department, commission, board, agency, bureau, ministry, official, arbitrator (public) or other similar body exercising executive, legislative, regulatory, administrative or judicial authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by any of the foregoing to perform any such functions.

(ix)           "Knowledge" means, (a) with respect to the Company, the knowledge after due inquiry of any of Michael R. Stanfield, John Scanlon, Jimmy Stewart and Scott Smith and (b) with respect to Purchaser, the knowledge after due inquiry of William Greenblatt and Andrew Reiben.

(x)           "Liability" means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

(xi)           "Ordinary Course of Business" means the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiaries through the date hereof consistent with past practice.

(xii)           "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

(xiii)           "Personal Information" means any data or information (regardless of the medium in which it is contained and whether in individual or aggregate form) that  (i) relates to an individual and (ii) identifies the individual such as an individual's name, e-mail address, telephone number, account number, credit or debit card number, personal identification number, health or medical information, or one or more factors specific to physical, psychological, mental, economic, cultural or social identity or any other unique identifier.

(xiv)           "Post-Closing Tax Period" means any Tax period beginning on the day immediately following the Closing Date and that portion of any Straddle Period beginning on the day immediately following the Closing Date.

(xv)           "Subsidiary" means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

9.06.           Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto), together with the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) to the fullest extent permitted by Law, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.07.           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.08.           Jurisdiction; Waiver of Jury Trial.

(a)        Except with respect to the settlement of the Closing Working Capital, each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters or transactions contemplated hereby shall be brought heard and determined exclusively in courts of the State of Delaware, located in the City of Wilmington or in the United States District Court for the District of Delaware, (b) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any matters or transactions contemplated by this Agreement in any other court, (c) consents and irrevocably submits itself to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 9.08, as well as to the jurisdiction of all courts to which an appeal may be taken from such court, and to service of process upon it in accordance with the rules and statutes governing service of process, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, and (e) expressly waives to the fullest extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum.

(b)        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.09.           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of  applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

9.11.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Membership Interest Purchase Agreement as of the date first written above.

SCREENING INTERNATIONAL HOLDINGS, LLC

By:_______________________________________
Name:
Title:

SCREENING INTERNATIONAL, LLC

By:_______________________________________
Name:
Title:

INTERSECTIONS INC.

By:_______________________________________
Name:
Title:

STERLING INFOSYSTEMS, INC.

By:_______________________________________
Name:
Title: